                                                                  EXHIBIT 10.1



                            ASSET PURCHASE AGREEMENT


                                BY AND AMONG


                          CENTRUM INDUSTRIES, INC.,


                      CENTRUM ACQUISITION CORPORATION,


                                     AND


                         TAYLOR FORGE INTERNATIONAL


                            DATED: APRIL 29, 1997


                               TABLE OF CONTENTS


1.       DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           1

2.       THE TRANSACTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           7
         2.1     PURCHASE AND SALE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           7
         2.2     THE CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           8
         2.3     DELIVERIES AT THE CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           8
         2.5     PURCHASE PRICE ADJUSTMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           9
         2.6     AFFIDAVIT IN LIEU OF ESCROW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          10
         2.7     ASSUMED OBLIGATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          10
         2.8     RETAINED LIABILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          10

3.       REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION  . . . . . . . . . . . . . . . . . . . . . .          10
         (a)     REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SHAREHOLDERS . . . . . . . . . . . . . . . . .          10
         (b)     REPRESENTATIONS AND WARRANTIES OF CENTRUM  . . . . . . . . . . . . . . . . . . . . . . . . . .          12
4.       REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY  . . . . . . . . . . . . . . . . . . . . . . . .          15
         (a)     ORGANIZATION, QUALIFICATION, CORPORATE POWER AND AUTHORIZATION . . . . . . . . . . . . . . . .          15
         (b)     CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          16
         (c)     NONCONTRAVENTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          16
         (d)     SUBSIDIARIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          17
         (e)     FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          17
         (f)     EVENTS SUBSEQUENT TO THE MOST RECENT FISCAL YEAR END . . . . . . . . . . . . . . . . . . . . .          17
         (g)     ABSENCE OF UNDISCLOSED LIABILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          20
         (h)     TAX MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          20
         (i)     ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          22
         (j)     OWNED REAL PROPERTY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          22
         (k)     INTELLECTUAL PROPERTY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          24
         (l)     INVENTORY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          26
         (m)     REAL PROPERTY LEASES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          26
         (n)     CONTRACTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          27
         (o)     NOTES AND ACCOUNTS RECEIVABLE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          28
         (p)     POWERS OF ATTORNEY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          28
         (q)     INSURANCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          28
         (r)     LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          29
         (s)     PRODUCT WARRANTY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          29
         (t)     PRODUCT LIABILITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          30
         (u)     EMPLOYEES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          30
         (v)     EMPLOYEE BENEFITS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          31
         (w)     GUARANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          32
         (x)     ENVIRONMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          32


         (y)     LEGAL COMPLIANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          34
         (z)     CERTAIN BUSINESS RELATIONSHIPS WITH THE COMPANY  . . . . . . . . . . . . . . . . . . . . . . .          35
         (aa)    INTENTIONALLY DELETED  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          35
         (ab)    BROKERS' FEES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          35
         (ac)    EXON-FLORIO. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          35
         (ad)    HEALTH AND SAFETY.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          35
         (ae)    COMPUTER SYSTEM  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          36
         (af)    INTERNATIONAL TRADE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          36
         (ag)    DISCLOSURE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          36

5.  PRE-CLOSING COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          37
         (a)     GENERAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          37
         (b)     NOTICES AND CONSENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          37
         (c)     OPERATION OF BUSINESS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          37
         (d)     PRESERVATION OF BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          37
         (e)     FULL ACCESS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          38
         (f)     NOTICE OF DEVELOPMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          38
         (g)     EXCLUSIVITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          38
         (h)     LIEN SEARCHES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          39
         (i)     ADDITIONAL FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          39
         (j)     BULK SALES ACT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          39
         (k)     ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          39
         (l)     ENVIRONMENTAL REPORTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          40
         (m)     TITLE INSURANCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          41
         (n)     SURVEY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          42
         (o)     CONFIDENTIALITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          42
         (p)     INTENTIONALLY DELETED  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          43
         (q)     PRINCIPAL SHAREHOLDERS' COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          43

6.  POST-CLOSING COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          43
         (a)     GENERAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          43
         (b)     CONFIDENTIALITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          43
         (c)     LITIGATION SUPPORT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          44
         (d)     TRANSITION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          44
         (e)     RETENTION OF BOOKS AND RECORDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          45
         (f)     CENTRUM COMMON STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          45
         (g)     EMPLOYMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          45
         (h)     COMPANY PLANS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          46
         (i)     CLOSING, TAXES AND PRORATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          46
         (j)     USE OF NAME  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          46
         (k)     PAYMENTS RECEIVED BY COMPANY AFTER CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . .          46
         (l)     ACCOUNTS RECEIVABLE COLLECTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          46
         (m)     NONASSIGNABLE CONTRACTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          48
         (n)     AUDIT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          48
         (o)     COMMISSIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          48

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
         (p)     PRODUCT LIABILITY INSURANCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          48
         (q)     UNEMPLOYMENT/WORKERS COMPENSATION RATINGS  . . . . . . . . . . . . . . . . . . . . . . . . . .          48
         (r)     OPTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          48

7.  CONDITIONS TO OBLIGATION TO CLOSE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          49
         (a)     CONDITIONS TO OBLIGATION OF THE BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . .          49
         (b)     CONDITIONS TO OBLIGATIONS OF THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . .          52

8.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          53
         (a)     SURVIVAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          53
         (b)     INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER  . . . . . . . . . . . . . . . . . . . . .          53
         (c)     INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE COMPANY  . . . . . . . . . . . . . . . . . . . .          53
         (d)     PROCEDURE FOR INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          54
         (e)     RIGHTS OF SETOFF AGAINST THE ESCROW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          55
         (f)     OTHER INDEMNIFICATION PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          55

9.  TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          55
         (a)     TERMINATION OF AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          55
         (b)     EFFECT OF TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          56
         (c)     OTHER TERMINATION RIGHTS BY THE COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . .          56
         (d)     OTHER TERMINATION RIGHTS BY THE BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . .          57

10.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          58
         (a)     PRESS RELEASES AND ANNOUNCEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          58
         (b)     NO THIRD-PARTY BENEFICIARIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          58
         (c)     ENTIRE AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          58
         (d)     SUCCESSION AND ASSIGNMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          58
         (e)     COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          58
         (f)     HEADINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          58
         (g)     NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          58
         (h)     GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          59
         (i)     AMENDMENTS AND WAIVERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          59
         (j)     SEVERABILITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          59
         (k)     FEES AND EXPENSES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          60
         (l)     CONSTRUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          61
         (m)     INCORPORATION OF EXHIBITS AND SCHEDULES  . . . . . . . . . . . . . . . . . . . . . . . . . . .          61
         (n)     SPECIFIC PERFORMANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          61
         (o)     SUBMISSION TO JURISDICTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          62
         (p)     CURRENCY.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          62

SCHEDULES

         2.7......................         Assumed Liabilities
         4(a) ....................         Directors and Officers
         4(b) ....................         Common Stock
         4(e).....................         Financial Statements


         4(f) ....................         Subsequent Events
         4(g) ....................         Indebtedness
         4(h) ....................         Tax Returns
         4(i) ....................         Defects in Assets
         4(j).....................         Real Property
         4(k)(iii) ...............         Patent or Registration
         4(k)(iv) ................         Intellectual Property
         4(l).....................         Inventory
         4(n) ....................         Contracts
         4(o).....................         Notes and Accounts Receivable
         4(q) ....................         Insurance
         4(r) ....................         Litigation
         4(s) ....................         Product Warranty
         4(u) ....................         Employees
         4(v) ....................         Employee Benefit Plans
         4(x) ....................         Environmental
         4(ae) ...................         Computer System

EXHIBITS

         Exhibit A................         Itemization of Personal Property
         Exhibit B................         Retained Assets
         Exhibit C................         Description of Real Property
         Exhibit C-1..............         Plat of Real Property
         Exhibit D................         Purchase Price Allocations
         Exhibit E................         Affidavit in Lieu of Taxes
         Exhibit F................         Bulk Sale Affidavit and
                                           Indemnification Agreement
         Exhibit G................         Alpine-South Battery Co. Parcel
         Exhibit 3(a).............         Shareholder Representation Letter
         Exhibit 7(a)(v)(D).......         Pledge and Escrow Agreement
         Exhibit 7(a)(v)(E).......         Employment Agreement with Leonetti
                                           and Centella
         Exhibit 7(a)(v)(F).......         Noncompetition Agreement with the
                                           Company and Principal Shareholders
         Exhibit 7(a)(vii)........         Opinion of Black Bobango & Morgan
         Exhibit 7(b)(vi).........         Opinion of Fuller & Henry P.L.L.
         Exhibit 7(b)(vii)........         Registration Rights Agreement

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT is entered into this 29th day of April 1997, by and among CENTRUM INDUSTRIES, INC., a Delaware corporation ("Centrum"), CENTRUM ACQUISITION CORPORATION, a Tennessee corporation ("Centrum Subsidiary") and TAYLOR FORGE INTERNATIONAL, INC., a Tennessee corporation (the "Company"). Centrum and Centrum Subsidiary shall together be referred to as Buyer, and the Buyer and the Company are referred to collectively herein as the "Parties".

                                    RECITALS

         This Agreement contemplates a transaction in which the Company will sell and transfer to Centrum Subsidiary substantially all of its assets in exchange for cash, stock in Centrum and an assumption by Centrum Subsidiary of certain liabilities of the Company.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

         1.      DEFINITIONS.

         "ACCREDITED INVESTOR" has the meaning set forth in Regulation D promulgated under the Securities Act.

         "ADJOINING PROPERTY" has the meaning set forth in Section 6(r) below.

         "ADJUSTED PURCHASE PRICE" has the meaning set forth in Section 2.5 below.

         "ADMINISTRATOR" has the meaning set forth in ERISA Sec. 3(16)(A).

         "ADVERSE CONSEQUENCES" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including reasonable attorneys' fees and court costs.

         "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "AFFILIATED GROUP" has the meaning set forth in Code Sec. 1504(a) (or any analogous combined or consolidated unitary group defined under state, local or foreign income tax law) of which the Company is or has been a member.

         "ASSETS" means the assets of the Company purchased pursuant to Section
2.1 below.

         "ASSUMED OBLIGATIONS" has the meaning set forth in Section 2.7 below.

         "AUDITORS" means Uiberall, Leib, Blockman, Perry, P.C.

         "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

         "BREAKUP FEE" has the meaning set forth in Section 10(k)(ii) below.

         "BUYER" has the meaning set forth in the preface above.

         "BUYER CLAIM" has the meaning set forth in Section 2.6(c) below.

         "CENTELLA" means Harry M. Centella.

         "CENTRUM COMMON STOCK" has the meaning set forth in Section 2(b) below.

         "CENTRUM FINANCIAL STATEMENTS" has the meaning set forth in Section 3(c)(i) below.

         "CLOSING" has the meaning set forth in Section 2.2 below.

         "CLOSING DATE" has the meaning set forth in Section 2.2 below.

         "CODE" means the Internal Revenue Code of 1986 (or any successor legislation thereto), as amended.

         "COMPANY" has the meaning set forth in the preface above.

         "COMPANY PLAN" means any Employee Benefit Plan of which the Company (which for purposes of this paragraph includes every member of any "controlled group", as defined in ERISA Sec. 302(f)(6)(B), that includes the Company) is or within the last seven (7) years was the Plan Sponsor; any Employee Benefit Plan as to which the Company is or within the last seven (7) years was an Employer; any Multiemployer Plan or other Employee Benefit Plan as to which the Company contributes (or has an obligation to contribute) or has within the last seven (7) years contributed (or had an obligation to contribute) for the benefit of any one or more current or former employees of the Company; and any other bonus, deferred compensation, incentive compensation, fringe benefit, severance or termination pay, change in control compensation, and/or death benefit plan, program, agreement, or arrangement which is or has been maintained or contributed to by the Company for the benefit of any one or more of its current or former employees.

         "COMPUTER SYSTEM" has the meaning set forth in Section 4(e) below.

         "CONFIDENTIAL INFORMATION" has the meaning set forth in Section 6(b).

         "CONFIDENTIALITY AGREEMENT" means the agreement dated November 8, 1996.

         "DEFERRED INTERCOMPANY TRANSACTION" has the meaning set forth in Treas. Reg. Sec. 1.1502-13.

         "DEFINED BENEFIT PLAN" means a Pension Plan which is (i) a "defined benefit plan" within the meaning of ERISA Sec. 3(35) and (ii) subject to the plan termination insurance provisions of ERISA Title IV.

         "DISCLOSURE SCHEDULE" has the meaning set forth in Section 4 below.

         "DISPUTES AUDITOR" means the Memphis, Tennessee office of Ernst & Young LLP.

         "DISSENTING SHARES" has the meaning set forth in Section 5(p) below.

         "EMPLOYEE BENEFIT PLAN" has the meaning set forth in ERISA Sec. 3(3).

         "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA Sec. 3(2)(A).

         "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA Sec. 3(1).

         "EMPLOYER" has the meaning set forth in ERISA Sec. 3(5).

         "EXCESS LOSS ACCOUNT" has the meaning set forth in Treas. Reg. Sec. 1.1502-19.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "EXEMPT PLAN" means an Employee Benefit Plan which is an unfunded "excess benefits plan" within the meaning of ERISA Sec. 3(36) or an unfunded plan described in ERISA Sec. 201(a)(2) providing deferred compensation for a select group of management or highly-compensated employees.

         "EXTREMELY HAZARDOUS SUBSTANCE" has the meaning set forth in Sec. 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

         "FIDUCIARY" has the meaning set forth in ERISA Sec. 3(21).

         "FINANCIAL STATEMENTS" has the meaning set forth in Section 4(e) below.

         "GAAP" means United States generally accepted accounting principles set forth in the rules, regulations, statements, opinions and pronouncements of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), which are applicable to the circumstances as of the date of determination.

         "GOVERNMENTAL AUTHORITY" means the government of the United States or any foreign country, any state or political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions, or any court, department, commission, board, agency, instrumentality or administrative body of any of the foregoing.

         "HIRSCHBERG" means Edward B. Hirschberg.

         "INTELLECTUAL PROPERTY" means all (a) patents, patent applications, patent disclosures, and improvements thereto, (b) trademarks, services marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof, (c) copyrights and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) computer software, data and documentation, (f) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), (g) other proprietary rights, and (h) copies and tangible embodiments hereof (in whatever form or medium).

         "KNOWLEDGE" means actual knowledge of the Company's officers after reasonable inquiry, and to the extent appropriate, further investigation.

         "LAW" means any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, or entered into, agreed or imposed by any Governmental Authority.

         "LEONETTI" means Robert L. Leonetti.

         "LETTER OF INTENT" means the letter dated January 31, 1997.

         "LIABILITY" means any obligation or liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due and regardless of when or by whom asserted), including any liability for Taxes.

         "MOST RECENT BALANCE SHEET" means the balance sheet contained within the Most Recent Financial Statements.

         "MOST RECENT FINANCIAL STATEMENTS" has the meaning set forth in
Section 4(e) below.

         "MOST RECENT FISCAL MONTH END" has the meaning set forth in Section 4(e) below.

         "MOST RECENT FISCAL YEAR END" has the meaning set forth in Section 4(e) below.

         "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA Sec. 4001(a)
(3).

         "NATIONSBANK TERM DEBT" means the term loan indebtedness with NationsBank of Tennessee, N.A. in the original principal amount of $4,500,000 incurred by the Company pursuant to loan agreements dated February 4, 1994 and December 13, 1995.

         "NET WORKING CAPITAL" means the Company's current assets minus current liabilities as determined in accordance with GAAP, less deferred tax balances, receivables from any Affiliate, any inventory not in compliance with the provisions of Section 4(l) below, any receivables not in compliance with the provisions of Section 4(o) below and the fair market value of Retained Assets. For purposes of this Agreement, current assets shall not include the Rings Inventory and the accounts receivable shall not include an allowance for doubtful accounts and current liabilities shall include the Shareholder Loans but not the current portion of the NationsBank Term Debt.

         "NONASSIGNABLE CONTRACT" has the meaning set forth in Section 6(m) below.

         "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "PARTY" has the meaning set forth in the preface above.

         "PAYMENT" has the meaning set forth in Section 6(k).

         "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to ERISA Title IV.

         "PENSION PLAN" means an Employee Pension Benefit Plan which is (i) a "defined benefit plan" within the meaning of ERISA Sec. 3(35) and/or (ii) subject to the minimum funding standards of ERISA Title I, Part 3, or Code Sec. 412.

         "PERSON" means any individual, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted.

         "PERSONAL PROPERTY" has the meaning set forth in Section 2.1(a) below

         "PHASE I ASSESSMENT" has the meaning set forth in Section 5(l) below.

         "PHASE II ASSESSMENT" has the meaning set forth in Section 5(l) below.

         "PLAN SPONSOR" has the meaning set forth in ERISA Sec. 3(16)(B).

         "PRINCIPAL SHAREHOLDERS" means Centella, Hirschberg, Leonetti and TFI.

         "PROHIBITED TRANSACTION" means a transaction prohibited by ERISA Sec. 406 as to which a civil penalty is or could be assessable against the Company under ERISA Sec. 501(i) or on which an excise tax is or could be assessable against the Company under Code Sec. 4975 (after giving effect to all statutory, regulatory, and administrative exceptions and exemptions).

         "QUALIFIED PLAN" means an Employee Pension Benefit Plan that meets the qualification requirements set forth in Code Sec. 401(a).

         "REAL PROPERTY" has the meaning set forth in Section 2.1(b) below.

         "RETAINED ASSETS" has the meaning set forth in Section 2.1(a) below.

         "RETAINED LIABILITIES" has the meaning set forth in Section 2.8 below.

         "RINGS INVENTORY" means the stock rings held in the finished goods inventory set forth in SCHEDULE 4(L).

         "SEC" means the Securities and Exchange Commission.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SECURITY INTEREST" means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement, the interest of a lessor under a capital lease obligation, any financing lease having substantially the same economic effect as any of the foregoing and any filing, under the Uniform Commercial Code or comparable Law of any jurisdiction, of any financing statement (other than a financing statement filed by a "true" Lessor pursuant to a Section 9-408 of the Uniform Commercial Code or other comparable Law of any jurisdiction) naming the owner of the asset to which such lien relates as debtor.

         "SHAREHOLDER LOANS" means the loans to the Company from the Principal Shareholders or their spouses as set forth on SCHEDULE 2.7.

         "SUBSIDIARY" means any corporation with respect to which another specified corporation has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax or any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not. Taxes shall also include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of an Affiliated Group (or being included in any Tax Return relating thereto).

         "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "TENNESSEE ACT" means the Tennessee Business Corporation Laws.

         "TFI" means TFI, Inc., a Tennessee corporation.

         "TRADENAME" has the meaning set forth in Section 2.1(c) below.

         2.      THE TRANSACTION

                 2.1      PURCHASE AND SALE.

         Centrum Subsidiary agrees to purchase and the Company agrees to sell the following:

                 (a) Assets, properties, goodwill and rights owned or used in connection with the business of the Company, of every nature, kind and description, tangible and intangible, wheresoever located and whether or not reflected or carried on the books of the Company, including but not limited to: cash and cash equivalents in excess of Ten Thousand Dollars ($10,000.00), all operating equipment, office setups and furniture (whether owned or leased), fixed assets, deposits, permits, licenses, prepaid items, motor or titled vehicles, accounts receivable , inventory (to include raw materials, work in process, supplies and finished goods), customer orders and contracts, commitments, agreements, offers and proposals, and customer lists, of the Company, including without limitation those items set forth in EXHIBIT A attached hereto and incorporated by reference (collectively the "Personal Property") owned by or used in connection with the business of the Company, or reflected in the balance sheets dated as of March 31, 1997, and all assets and properties acquired since the date hereof, except such assets disposed of in the Ordinary Course of Business with the approval (other than for sales of inventory) of Centrum Subsidiary and those assets, including cash and cash equivalents up to Ten Thousand Dollars ($10,000.00) identified as "Retained Assets" in EXHIBIT B;

                 (b) All interest of the Company in the real estate, fixtures and improvements for the properties located at 5577 Tayfor Drive, Millington, Tennessee 38053 used in connection with the business of the Company, as more particularly described on EXHIBIT C attached and incorporated herein by reference and as outlined in red on EXHIBIT C-1 attached and incorporated herein by reference (hereinafter the

"Real Property"). The Real Property (subject to the provisions of Section 6(r)) does not include the four (4) acre tract owned or to be owned by Alpine Power Systems, Inc.

                 (c) All interests in all Intellectual Property of the Company, including without limitation the tradename "Taylor Forge
International" (the "Tradename").

The Personal Property, Real Property and Intellectual Property are sometimes hereinafter collectively referred to as the "Assets").

                 2.2 THE CLOSING. The transaction contemplated herein shall be consummated (the "Closing"), subject to the terms and conditions of this Agreement at the offices of Fuller & Henry, 2210 Huntington Center, 41 South High Street, Columbus, Ohio 43215 commencing at 10:00 a.m. local time on May 30, 1997, or the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby or such other date as the Buyer and the Company may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no later than June 30, 1997.

                 2.3 DELIVERIES AT THE CLOSING. At the Closing, (i) the Company will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7(a) below, and (ii) the Buyer will deliver to the Company the various certificates, instruments, and documents referred to in
Section 7(b) below.

                 2.4      PURCHASE PRICE.

                 (a) Centrum Subsidiary agrees to pay the Company for the Assets the sum of Two Million Dollars ($2,000,000.00), in same day funds, together with an amount of Centrum Common Stock (valued at Two and 25/100 Dollars ($2.25) per share for calculation purposes) equal to the Net Working Capital of the Company as of the Closing Date (the "Purchase Price"). The Purchase Price, subject only to the Adjustments to the Purchase Price, as defined in Section 2.5 below, shall be payable as follows:

                          (i) Two Million Dollars ($2,000,000.00) delivered by Centrum Subsidiary to the Company, by wire transfer, certified check or cashier's check at Closing;

                         (ii) by delivery of fully paid and nonassessable Centrum Common Stock equal to seventy-five percent (75%) of the estimated Net Working Capital of the Company as of the Closing Date; and

                        (iii) The balance of the Purchase Price after adjustments as set forth in Section 2.5 of this Agreement, by Centrum Subsidiary to the Company by the delivery into escrow pursuant to the Stock Pledge and Escrow Agreement of fully paid and nonassessable Centrum Stock, or by the Company to Centrum Subsidiary, as the case may be, by redelivery of fully paid and nonassessable Centrum stock within one hundred twenty
                 (120) days after Closing, it being the intent that following the adjustments, Centrum Common Stock equal to twenty-five percent (25%) of the final Net Working Capital of the Company as of the Closing will be held in escrow and the balance of the Centrum Common Stock will be issued to the Company.

For purposes of determining the estimated Net Working Capital of the Company as of the Closing Date, the Company's unaudited balance sheet for the month immediately preceding the Closing Date shall be used with such adjustments going forward for accounts receivable, accounts payable and inventory as is mutually agreed to by Company and Buyer.

                 (b) The Purchase Price for all of the Assets shall be allocated at Closing, exclusive of Centrum Subsidiary's acquisition costs, to the Assets in accordance with Section 1060 of the Internal Revenue Code, as amended, and as set forth in EXHIBIT D attached hereto and incorporated herein. The parties agree that the Purchase Price allocations shall be based upon and reflect the net fair market values of the Assets being purchased hereunder as determined by the parties exclusive of Centrum Subsidiary's acquisition costs. Neither Centrum Subsidiary nor the Company will do anything, or fail to take any action, which by reason of such doing or such failure, would be considered as inconsistent with any of the allocations set forth on EXHIBIT D for federal or state income tax purposes or any other purpose.

                 2.5 PURCHASE PRICE ADJUSTMENT. The Purchase Price shall be subject to adjustment based upon the updated financial statements to be prepared as of Closing Date. The term "Adjusted Purchase Price" shall hereinafter mean the Purchase Price adjusted in accordance with this Section
2.5. The Net Working Capital of the Company as of the Closing Date, shall be calculated by Centrum Subsidiary's auditors, Price Waterhouse LLP, in accordance with GAAP applied on a basis consistent with those followed by the Company, reflecting changes from operations from March 31, 1997 to the Closing Date and reflecting any adjustments in accrual and reserve amounts so that the Company and Centrum Subsidiary receive the benefit of such accrual and reserve accounts which correspond to their respective retention or assumption of liabilities for which such accrual or reserve accounts were established, if any. The Company shall cooperate with Price Waterhouse LLP to determine the Company's Net Working Capital at the Closing Date and provide to Price Waterhouse LLP full access to any and all records and documentation necessary to perform an audit, including any and all records and documentation in the possession of the Auditors. In the event of a dispute involving less than Fifty Thousand Dollars ($50,000.00) in the aggregate, the determination of Price Waterhouse LLP shall prevail. In the event that the Company disputes the Net Working Capital at the Closing Date as determined by Price Waterhouse LLP, and such dispute involves an aggregate of Fifty Thousand Dollars ($50,000.00) or more and is not resolved by the Company and Centrum Subsidiary within ten (10) days, then such dispute shall be submitted to the Disputes Auditor and the decision of such accounting firm shall be final. The fees and expenses of the Disputes Auditor shall be borne by the Company and Centrum Subsidiary Equally.

                 2.6 AFFIDAVIT IN LIEU OF ESCROW. To insure payment of accrued sales, withholding, unemployment, Liabilities, income and other Tax Liabilities which if not paid may be asserted as obligations of Centrum Subsidiary, the Company shall provide an affidavit in the form of EXHIBIT E and shall indemnify and hold Buyer harmless from all owed Taxes and Liabilities.

                 2.7 ASSUMED OBLIGATIONS. Effective as of the Closing Date, Centrum Subsidiary will assume and become liable: for the Company's current leases set forth on SCHEDULE 2.7 hereof, current contracts, current commitments and unfilled purchase and customer orders, to which the Company is a party and entered into in the Ordinary Course of Business; the Shareholder Loans set forth on SCHEDULE 2.7 hereof (to be paid at Closing); trade accounts payable incurred in the Ordinary Course of Business; steel consignment with Elwood Steel Belgium; the revolving credit loan from NationsBank net of any intercompany advances; and in exchange for a release as to the Assets up to Four Million Dollars ($4,000,000.00) toward the NationsBank's Term Debt (the "Assumed Obligations").

                 2.8      RETAINED LIABILITIES.  Except as set forth in this
Section 2.8, it is expressly recognized that Centrum Subsidiary will assume no liability or responsibility for any other liabilities or obligations of the Company, including without limitation, Taxes of any kind and nature, product warranty or product liability claims (including without limitation claims based upon or in connection with any products sold, shipped, manufactured or services rendered at any time prior to Closing), obligations of the Company to Centrum Subsidiary, workers' compensation claims by any employees of the Company, audit fees, pension, or employee welfare benefit plan claims, employee severance, fringe benefit and other claims (other than those expressly assumed by Centrum Subsidiary), attorney fees incurred in connection with the transaction contemplated herein or otherwise, or other charges or expenses incurred in connection with the consummation of the transaction contemplated herein. Other than the Assumed Obligations, the Company agrees to discharge all of the foregoing obligations (hereinafter known as the "Retained Liabilities") that it may have in the Ordinary Course of Business, but in no event later than sixty
(60) days after the Closing Date or after the Liability is determined, whichever is later.

         3.      REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

                 (a) REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SHAREHOLDERS. Each of the Principal Shareholders jointly and severally represent and warrant to the Buyer that the statements contained in this
Section 3(a) are correct and complete as of the date of this Agreement and, subject to such changes as are disclosed in writing to Buyer on or prior to the Closing Date, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a)) with respect to himself, except as otherwise specifically set forth herein or in any Schedule attached to this Agreement.

                          (i)     If the Principal Shareholder is a
corporation, limited partnership, trust or other form other than an individual Person, the Principal Shareholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation.

                         (ii)     Each Principal Shareholder receiving either
initially (or upon dissolution of the Company) Centrum Common Stock in the transaction contemplated herein (A) understands that the Centrum Common Stock has not been, and will not be, registered under the Securities Act, or under any state securities Laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the Centrum Common Stock solely for his, her or its own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning Centrum and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Centrum Common Stock, (E) is able to bear the economic risk of lack of liquidity inherent in holding the Centrum Common Stock, and (F) is an Accredited Investor for the reason set forth on such Principal Shareholder's EXHIBIT 3(A).

                        (iii) AUTHORIZATION OF TRANSACTION. The Company and each of the Principal Shareholders has full power and authority to execute and deliver this Agreement and the other agreements contemplated hereby, to perform his or its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby to be delivered at Closing and thereby. This Agreement has been duly executed and delivered by the Company and each of the Principal Shareholders and this Agreement constitutes, and each of the other agreements contemplated hereby, upon execution and delivery, will constitute, the valid and legally binding obligation of the Company and each of the Principal Shareholders, enforceable in accordance with its terms and conditions, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other Laws affecting creditors' rights generally from time to time in effect and to general equitable principles. Except as otherwise specifically provided herein, neither the Company nor any Principal Shareholder need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The shareholders and directors of both TFI and the Company have duly met in a properly called meeting and the shareholders and directors of TFI and the Company have unanimously approved this Agreement and the transaction contemplated herein. No shareholder of TFI or of the Company has or will have any dissenter's or appraisal rights under the Tennessee Act as a result of the transaction contemplated in this Agreement.

                         (iv)     COMPANY SHARES.  Each of the Principal
Shareholders is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any capital stock of the Company. Each of the Principal Shareholders is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company. Centella, Hirschberg and Leonetti own collectively of record and beneficially all of TFI's common stock, which constitutes all of the issued and outstanding capital stock of TFI.

                          (v)     BROKER FEES.  The Company has no Liability or
obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Centrum Subsidiary could become liable or obligated.

                         (vi)     NO CONTRACT.  The Company is not a party to
any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any of the Assets of the Company (other than this Agreement or the acquisition of inventory in the Ordinary Course of Business).

                 (b) REPRESENTATIONS AND WARRANTIES OF CENTRUM. Centrum represents and warrants to the Company that the statements contained in this
Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(b)) with respect to itself, except as otherwise specifically set forth herein (the word "material" meaning to Centrum and its Subsidiaries taken as a whole):

                          (i)     CORPORATE STANDING OF CENTRUM AND
AUTHORIZATION OF TRANSACTION. Centrum is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, is duly authorized to conduct business under the Laws of the State of Delaware, and has the corporate power to carry on its business as and where conducted. Centrum has full corporate power and authority to execute and deliver this Agreement and the other documents to be delivered at Closing, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Centrum and this Agreement constitutes, and each of the other agreements to be delivered at Closing, upon execution and delivery, will constitute, the valid and legally binding obligation of Centrum, enforceable in accordance with its terms and conditions, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other Laws affecting creditors' rights generally from time to time in effect and to general equitable principles. Except as otherwise specifically provided herein, Centrum need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in to consummate the transactions contemplated by this Agreement.

                          (ii)    CORPORATE STANDING OF CENTRUM SUBSIDIARY AND
AUTHORIZATION OF TRANSACTION. Centrum Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of the State of Tennessee, duly authorized to transact business in the State of Tennessee. Centrum Subsidiary has full corporate power and authority to execute and deliver this Agreement and the other documents to be delivered at Closing, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Centrum Subsidiary and this Agreement constitutes, and each of the other agreements to be delivered at Closing, upon execution and delivery, will constitute, the valid and legally binding obligation of Centrum Subsidiary, enforceable in accordance with its terms and conditions, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other Laws affecting creditors' rights generally from time to time in effect and to general equitable principles. Except as otherwise specifically provided herein, Centrum Subsidiary need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                          (iii)   NONCONTRAVENTION.  Neither the execution and
the delivery of this Agreement by Centrum and Centrum Subsidiary, nor the consummation of the transactions contemplated hereby and thereby, will (A) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which Centrum and its Subsidiaries is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which Centrum or any of its Subsidiaries is a party or by which they are bound or to which any of assets are subject.

                          (iv)    GOVERNMENTAL APPROVALS.  Other than in
connection or in compliance with the provisions of the Tennessee Act, and federal and state securities Laws, there are no governmental approvals required in connection with the Agreement or the consummation of the transactions contemplated thereby.
                          (v)     CAPITAL STOCK.  The total number of all
classes of authorized capital stock of Centrum consists of 16,000,000 shares, of which 15,000,000 shares, of a par value of $.05 per share, are Common Stock, and 1,000,000 shares, of a par value of $.05 per share, are Preferred Stock.
As of December 31, 1996, there were 8,298,215 shares of Common Stock issued and outstanding, and 70,000 shares of Preferred Stock issued and outstanding. Centrum owns indirectly all of the issued and outstanding common stock of Centrum Subsidiary.

                          (vi)    FINANCIAL STATEMENTS.  Centrum has delivered
to the Company copies of the following financial statements: Consolidated financial statements for the fiscal years ended March 31, 1996, 1995 and 1994, as certified by Price Waterhouse LLP, independent certified public accountants; and the unaudited consolidated balance sheet of Centrum and its Subsidiaries as at December 31, 1996 as filed with the SEC on Form 10-Q, together with an attachment disclosing certain adjustments (the "Financial Statements"). The Financial Statements are true and correct in all material respects and have either been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, or disclosure of adjustments has been made. The Financial Statements are correct and complete, contain adequate accruals for current expenses and liabilities, present accurately and completely in all material respects the financial condition and results of operation of Centrum and its Subsidiaries as of the times and for the periods referred to therein, and are consistent with the books and records of Centrum (which books and records are correct and complete); provided, however, that the interim Centrum Financial Statements are subject to normal year-end adjustments (which will not be material) and lack footnotes and other presentation items.

                          (vii)   ABSENCE OF MATERIAL ADVERSE CHANGE.  Since
December 31, 1996, there has been no material adverse change in the financial position or business of Centrum and its Subsidiaries taken as a whole.

                          (viii)  ABSENCE OF LITIGATION.  There is no action,
suit, proceeding, claim or investigation by any governmental agency pending or, to the knowledge of Centrum, threatened against Centrum or its Subsidiaries or the assets or business of Centrum or its Subsidiaries which has or may have a material adverse effect on Centrum's consolidated business or condition or challenging or affecting the transactions contemplated by this Agreement.

                          (ix)    CONDUCT OF BUSINESS.  Centrum and its
Subsidiaries have conducted business and used their property substantially in compliance with all federal, state, and local Laws, ordinances and regulations, violation of which would have a material adverse effect on Centrum's consolidated business or condition.

                          (x)     CENTRUM'S COMMON STOCK.  The shares of the
Centrum Common Stock to be issued in accordance with this Agreement have been duly authorized and, when issued as contemplated hereby, will be duly and validly issued and outstanding, fully paid and non-assessable shares of Centrum free and clear of all claims, liens, encumbrances and security interests and of any preemptive or other similar rights; except that the Centrum Common Stock will be issued pursuant to an exemption from registration under the Securities Act and the Tennessee Blue Sky Law and will therefore be "restricted" common stock.

                          (xi)    ABSENCE OF UNDISCLOSED LIABILITIES.  Except
as and to the extent reflected or reserved against in the consolidated balance sheet of Centrum as of December 31, 1996, Centrum had, as of such date, no material liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise), of a nature required to be reflected in its balance sheet, or the notes thereto, prepared in accordance with GAAP applicable to Centrum and its Subsidiaries and consistent with the past practice and custom of Centrum.

                          (xii)   SEC FILINGS.  Centrum filed with the SEC its
Annual Report on Form 10-K for the fiscal year ended March 31, 1996 (the "1996 10-K"), its Annual Report on Form 10-K for the fiscal year ended March 31, 1995 (the "1995 10-K"), and its Annual Report on Form 10-K for the fiscal year ended March 31, 1994 (the "1994 10-K"). Centrum filed its Quarterly Report on Form 10-Q for the period ending December 31, 1996.

                          (xiii)  LICENSES, PERMITS, ETC.  Centrum and its
Subsidiaries hold all licenses, certificates, permits, franchises and rights from all appropriate federal, state and other public authorities necessary for the conduct of their businesses the lack of which would have a material adverse effect on Centrum's consolidated business or condition; neither Centrum nor its Subsidiaries have been charged with, or to its knowledge is under governmental investigation with respect to, any actual or alleged violation of any statute, ordinance, rule or regulation which, if determined adversely to Centrum or its Subsidiaries, would have a material adverse effect on Centrum's consolidated business or condition; and neither Centrum nor its Subsidiaries are the subject of any pending or, to Centrum's knowledge, threatened proceeding by any regulatory authority having jurisdiction over its business, properties or operations.

                          (xiv)   BROKER'S FEES.  Centrum has no Liability or
obligation to pay any fees, commissions, or similar compensation to any broker, finder, or agent, or other Person with respect to the transactions contemplated by this Agreement for which the Company could become liable or obligated.

         4. REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY. The Company and the Principal Shareholders represent and warrant to the Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the disclosure schedule attached hereto (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other items itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

                 (a) ORGANIZATION, QUALIFICATION, CORPORATE POWER AND AUTHORIZATION. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation. The Company is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification. The Company has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.
SCHEDULE 4(A) of the Disclosure Schedule lists the directors and officers of the Company and of TFI. The Company has delivered to the Buyer correct and complete copies of its Charter and Bylaws (as amended to date). The minute books containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors, the stock certificate books, and the stock record books of the Company have been made available to the Buyer and are correct and complete. The Company is not in default under or in violation of any provision of its Charter or Bylaws.

         The Company has full corporate power and authority to execute and deliver this Agreement and the other documents to be delivered at Closing, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company and this Agreement constitutes, and each of the other agreements to be delivered at Closing, upon execution and delivery, will constitute, the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other Laws affecting creditors' rights generally from time to time in effect and to general equitable principles. Except as otherwise specifically provided herein, the Company need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                 (b) CAPITALIZATION. The entire authorized capital stock of the Company consists of two thousand (2,000) shares of common stock, of which one thousand (1,000) shares are issued and outstanding. All of the issued and outstanding shares of the Company's common stock have been duly authorized, are validly issued, fully paid, and nonassessable. All of the Company's common stock is held of record by TFI. TFI holds of record and owns beneficially all of the Company's common stock, which constitutes all of the issued and outstanding shares of the capital stock of the Company, in each case free and clear of any Security Interest, option, agreement, voting trust, proxy, right of first refusal or other encumbrance, arrangement or restriction whatsoever. Except as set forth in SCHEDULE 4(B) of the Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments providing for the issuance, disposition, or acquisition of any shares of capital stock of the Company. There are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to the Company. There are no agreements or other obligations (contingent or otherwise) which may require the Company to repurchase or otherwise acquire any shares of capital stock. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of the Company.

                 (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, or the other agreements contemplated hereby or thereby, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Company is subject; (ii) violate any provision of the Charter or Bylaws of the Company; or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument and indebtedness, Security Interest, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except for the consent of NationsBank pursuant to the NationsBank Term Debt, which consent has been obtained. The Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

                 (d) SUBSIDIARIES. The Company has no Subsidiaries and the Company does not control directly or indirectly or have a direct or indirect equity participation in any corporation, partnership, trust, limited liability company or other business association.

                 (e) FINANCIAL STATEMENTS. The Company has furnished the Buyer with the following financial statements (collectively the "Financial Statements"): (i) audited consolidated and consolidating balance sheets and statements of income, changes, in shareholders' equity, and cash flow of TFI as of and for the fiscal years ended March 31, 1992, March 31, 1993, March 31, 1994, March 31, 1995 and March 31, 1996 (the "Most Recent Fiscal Year End") prepared by the Auditors, independent certified public accountants for the Company, together with the details of consolidation that tie to the audited balance sheet and statement of income for the fiscal year ending March 31, 1996; (ii) unaudited balance sheets and statement of income, changes in shareholders equity and cash flows of the Company as of and for the fiscal years ended March 31, 1992, March 31, 1993, March 31, 1994, March 31, 1995 and March 31, 1996 prepared by the Auditors; and (iii) unaudited balance sheet and statements of income of the Company (the "Most Recent Financial Statements") as of and for the eleven (11) months ended February 28, 1997 (the "Most Recent Fiscal Month End") for the Company. Except as set forth on SCHEDULE 4(E) of the Disclosure Schedule, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, are correct and complete, contain adequate accruals for current expenses and liabilities, present accurately and completely in all material respects the financial condition and results of operation of the Company as of the times and for the periods referred to therein, and are consistent with the books and records of the Company (which books and records are correct and complete in all material respects).

                 (f) EVENTS SUBSEQUENT TO THE MOST RECENT FISCAL YEAR END. Except as otherwise disclosed in SCHEDULE 4(F) of the Disclosure Schedule, since the date of the Most Recent Fiscal Year End, there has not been any adverse change in the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of the Company.
Without limiting the generality of the foregoing, since that date:

                          (i)  the Company has not sold, leased, transferred,
or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                          (ii)  the Company has not entered into any contract,
lease, sublease, license or sublicense (or series of related contracts, leases, subleases, licenses and sublicenses) outside the Ordinary Course of Business, nor has the Company submitted or received any business proposals or given quotations with respect to any prospective contract, lease, sublease, license, or sublicense (or series of related contracts, leases, subleases, licenses, sublicenses) which are outside the Ordinary Course of Business;

                          (iii)  except in the Ordinary Course of Business and
as set forth on SCHEDULE 4(F) of the Disclosure Schedule, no party has accelerated, terminated, amended, modified, or canceled or waived any rights or obligations under any contract, lease, sublease, license or sublicense (or series of related contracts, leases, subleases, licenses and sublicenses) to which the Company is a party or by which it is bound;

                          (iv)  except in the Ordinary Course of Business and
as set forth on SCHEDULE 4(F) of the Disclosure Schedule, the Company has not imposed any Security Interest upon any of its assets, tangible or intangible;

                          (v)  the Company has not made any capital expenditure
(or series of related capital expenditures) outside the Ordinary Course of Business;

                          (vi)  the Company has not made any capital investment
in, any loan to, or any acquisition of the securities or assets of any other person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

                          (vii) the Company has not created, incurred, assumed,
or guaranteed any indebtedness (including capitalized lease obligations) outside the Ordinary Course of Business;

                          (viii)  the Company has not delayed or postponed
(beyond its normal practice) the payment of accounts payable and other Liabilities;

                          (ix)  the Company has not accelerated the payments
of accounts receivable beyond its normal practice;

                          (x)  the Company has not canceled, compromised,
waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

                          (xi)  the Company has not granted any license or
sublicense of any rights under or with respect to any Intellectual Property;

                         (xii)  there has been no change made or authorized in
the articles of incorporation or bylaws of the Company;

                          (xiii)  the Company has not issued, sold, or
otherwise disposed of any of its capital stock, granted any options, warrants, or other rights to purchase or obtain (including upon conversion or exercise) any of its capital stock or redeemed, repurchased or otherwise acquired or transferred any of its capital stock;

                          (xiv)  the Company has not declared, set aside, or
paid any dividend or distribution with respect to its capital stock or redeemed, purchased, or otherwise acquired any of its capital stock;

                          (xv)  the Company has not experienced damage,
destruction, or loss (whether or not covered by insurance) to its property in excess of $10,000 singly, or in the aggregate;

                          (xvi)  except for loans from the shareholders of TFI
as set forth on SCHEDULE 4(F) of the Disclosure Schedule, the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business giving rise to any claim or right on its part against the person or on the part of the person against it;
                          (xvii)  the Company has not entered into any
employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                          (xviii)  the Company has not granted any increase
outside the Ordinary Course of Business in the base compensation of any of its directors, officers, and employees;

                          (xix)  the Company has not adopted any Employee
Benefit Plan or any (A) bonus, (B) profit-sharing, (C) severance, (D) pension,
(E) retirement, (F) medical, hospitalization, life or other insurance, or (G) other plan, contract, or commitment for any of its directors, officers, and employees, or modified or terminated any existing such Employee Benefit Plan or other such plan, contract, or commitment;

                          (xx)  the Company has not made any other change in
employment terms for any of its directors, officers, and, except in the Ordinary Course of Business, employees;

                          (xxi)  the Company has not made or pledged to make
any charitable or other capital contribution outside the Ordinary Course of Business;

                         (xxii)  the Company has not failed to maintain levels
of inventory in the Ordinary Course of Business;

                          (xxiii)  the Company has not failed to maintain its
assets in repair, order and condition in accordance with the Ordinary Course of Business;

                          (xxiv)  to the Knowledge of the Company, there has
not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company; and

                          (xxv)  the Company has not committed to any of the
foregoing.

                 (g) ABSENCE OF UNDISCLOSED LIABILITIES. Except as and to the extent reflected or reserved against in the Most Recent Financial Statements, the Company had, to the Knowledge of the Company and the Principal Shareholders, as of such date, no material Liabilities (including any breach of contract, breach of warranty, tort, infringement, or violation of Law or any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand) or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise), of a nature required to be reflected in its balance sheet, or the notes thereto, prepared in accordance with GAAP applicable to Company and consistent with the past practice and custom of the Company.
SCHEDULE 4(G) of the Disclosure Schedule contains a list of all indebtedness of the Company.

                 (h)      TAX MATTERS.

                          (i)  The Company has timely filed all Tax Returns
that it was required to file. All such Tax Returns were correct and complete in all material respects and set forth with reasonable accuracy all material items required to be set forth therein. The Company has paid, accrued or otherwise adequately reserved Liabilities for the payment of all Taxes, whether or not yet due and payable and whether or not disputed, in respect of the periods covered by Tax Returns which are due on or before the Closing Date. Except as set forth on SCHEDULE 4(H), the Company is not currently the beneficiary of any extension of time within which to file any Tax Return. Except as set forth on SCHEDULE 4(H), no claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax. Upon consummation of the transaction contemplated herein, no taxing authority will have any Basis to pursue any claims against the Buyer as a transferee or otherwise for any Tax Liabilities of the Company.

                         (ii)  Except as set forth on SCHEDULE 4(H), the
Company has paid all Taxes required to have been paid. The Company has withheld and paid over all Taxes required to have been withheld and paid over, including, without limitation, those required to be withheld or paid over in connection with amounts paid or owing to any employee, creditor, independent contractor, or other Person. The Company has collected and paid over all Taxes required to have been collected and paid over, including, without limitation, any and all sales tax or use tax required to be collected and paid over.

                        (iii) Except as set forth on SCHEDULE 4(H), the Company does not expect any authority to assess any additional Taxes for any period for which (A) a Tax Return as to such type of Tax has been filed; (B) any Tax for which no return was required, for any period for which a payment as to such type of Tax has been made; or (C) any Tax for any period for which a Tax Return is due but has not been filed. There is no dispute or claim concerning any Tax Liability of the Company either (Y) claimed or raised by any authority in writing or (Z) for which the Company has Knowledge based upon personal contact with any agent of such authority. SCHEDULE 4(H) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after March 31, 1991, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to the Buyer correct and complete copies of all Tax Returns, audit reports, tax work papers, examinations, reports, and statements of deficiencies assessed against or agreed to by the Company since March 31, 1991.

                         (iv)  Except as set forth on SCHEDULE 4(H), the
Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                          (v)  The Company has not filed a consent under Code
Sec. 341(f) (or any corresponding provision of state, local or foreign income tax Law) concerning collapsible corporations. The Company disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Sec. 6661 or Code Sec. 6662 or any penalty under the Code (or any corresponding provisions of state, local or foreign income tax Law). The Company has at all times prior to and including the date hereof with respect to all of its income and other Tax Returns acted in good faith and due diligence in stating its Tax Liability and components thereof and has timely filed all of such income and other Tax Returns. The Company is not a party to any Tax allocation or sharing agreement with any Person outside the existing affiliated group. The
Company has never been (or has no Liability for unpaid Taxes because it once was) a member of an affiliated group during any part of any consolidated return year within any part of which consolidated return year any corporation other than the Company also was a member of the affiliated group.


                         (vi)  SCHEDULE 4(H) of the Disclosure Schedule sets
forth the basis of the Company in its Assets.

                        (vii) The unpaid Taxes of the Company do not materially exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet, as adjusted for the transactions occurring in the Company's Ordinary Course of Business during the period from the date of the Most Recent Balance Sheet to the Closing Date.

                 (i) ASSETS. The Assets constitute all tangible and intangible assets, properties, rights, know-how, processes and ability necessary for the conduct of the Company businesses as presently conducted and as presently proposed to be conducted. Each item of Personal Property, to the Knowledge of the Company and the Principal Shareholders, except as otherwise set forth in SCHEDULE 4(I) of the Disclosure Schedule: (i) is, free from material defects (patent and latent); (ii) has been maintained in accordance with the preventive maintenance recommendations of the manufacturer; (iii) in good operating condition and repair (subject to normal wear and tear); and (iv) is suitable for the purposes for which it presently is used.

                 (j) OWNED REAL PROPERTY. The Real Property is all of the real estate owned by the Company. With respect to the Real Property:

                          (i)  the entity identified as the owner has good and
marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, assessment, or other restriction, except for (A) real estate taxes, installments of special assessments or governmental charges or similar liens, in each case that are not yet delinquent, or which are set forth on SCHEDULE 4(J)(I) and are being contested in good faith, (B) recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto, (C) Security Interests listed in SCHEDULE 4(J)(I) of the Disclosure Schedule, and (D) zoning and other restrictions imposed by Law;

                         (ii)  there are no (A) pending or threatened
condemnation proceedings, (B) pending or threatened litigation or administrative actions, or (C) other matters affecting adversely the current use, operation, occupancy or value thereof;

                        (iii) the legal description for the parcel contained in the deed or deeds conveying title thereof to the entity describes such parcel fully and adequately. Except as listed in SCHEDULE 4(J)(III), the buildings and improvements on the parcel listed in SCHEDULE 4(J)(I) are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning Laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land. The land does not serve any adjoining property for any purpose inconsistent with the use of the land, the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained, and access to the property is provided by paved public right-of-way with adequate curb cuts available;

                         (iv)  all facilities have received all approvals of
governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof, the lack of which would not have a material effect on operations of the Company and, to the Knowledge of the Company and the Principal Shareholders, such facilities have been operated and maintained substantially in accordance with applicable Laws, rules and regulations;

                          (v)  there are no leases, subleases, licenses,
concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property or any improvements thereon, except for (A) such items as are recorded, and (B) such items that are listed in SCHEDULE 4(J)(V) of the Disclosure Schedule;

                         (vi)  there are no outstanding options or rights of
first refusal to purchase any parcel of real property, or any portion thereof or interest therein;

                        (vii) there are no parties (other than the Company) in possession of the parcel of real property;

                       (viii) none of the real estate is the subject of a currently pending condemnation or eminent domain proceeding and the Company has not received any notice of the existence of any future condemnation or eminent domain proceeding with respect to any of the real property within two (2) years prior to the date hereof;

                         (ix)  all facilities located on the parcel of real
property are supplied with utilities and other services which the Company believes are necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with all applicable Laws, ordinances, rules, and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefitting the parcel of real property;

                          (x)  each parcel of real property abuts on and has
direct vehicular access to a public road or access to a public road via a permanent, irrevocable, appurtenant easement benefitting the parcel of real property;
                         (xi)  no materials have been delivered to the parcel
of real property, nor has any work or labor been performed on said real property during the last 90 days which has not been fully paid for, and no Person or corporation presently has any lien, or right of lien, against said real property for labor or materials; and

                        (xii) the Company has not received notice, either orally or in writing of the existence of or the intention to create assessments (that are not currently in effect) on the real property from any public authority.

                 (k)      INTELLECTUAL PROPERTY.

                          (i)  The Company owns or has the right to use
pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the businesses of the Company as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. The Company has taken all necessary or desirable action to protect each item of Intellectual Property that it owns or uses. The Company has never conducted business under any other name than the Tradename.

                         (ii)  The Company has never received any charge,
complaint, claim, or notice alleging any interference, infringement, misappropriation, or violation with any Intellectual Property rights of third parties. To the Knowledge of the Company or the Principal Shareholders, the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, nor has any third party interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

                        (iii) SCHEDULE 4(K)(III) of the Disclosure Schedule identifies each patent or registration which has been issued or assigned to the Company with respect to any of its Intellectual Property, identifies each pending patent application or application for registration or invention disclosure made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions), including but not limited to, any rights to manufacture, have manufactured, assemble or sell any products or processes utilizing the Company's Intellectual Property. The Company has delivered or made available to the Buyer correct and complete copies of all such patents, registrations, applications, assignments, licenses, agreements, and permissions (as amended to date) and have made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. With respect to each item of Intellectual Property that the Company owns:

                                  (A)  the identified owner possesses all
right, title and interest in and to the item;
                                  (B)  the item is not subject to any
outstanding judgment, order, decree, stipulation, injunction, or charge;

                                  (C)  no charge, complaint, action, suit,
proceeding, hearing, investigation, claim or demand is pending or is threatened which challenges the legality, validity, enforceability, use or ownership of the item; and

                                  (D)  the Company has never agreed to
indemnify any person or entity for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                         (iv)  SCHEDULE 4(K)(IV) of the Disclosure Schedule
identifies each item of Intellectual Property material to the operation of the business of the Company that any third party owns and that the Company uses pursuant to license, sublicense, agreement, or permission. The Company has supplied the Buyer with correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each such item of used Intellectual Property:

                                  (A)  the license, sublicense, agreement, or
permission covering the item is legal, valid, binding, enforceable and in full force and effect;

                                  (B)  the license, sublicense, agreement, or
permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing and will be available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder;

                                  (C)  no party to the license, sublicense,
agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                                  (D)  no party to the license, sublicense,
agreement, or permission has repudiated any provision thereof;

                                  (E)  with respect to each sublicense, the
representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

                                  (F)  the underlying item of Intellectual
Property is not subject to any outstanding judgment, order, decree, stipulation, injunction, or charge;

                                  (G)  no charge, complaint, action, suit,
proceeding, hearing, investigation, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                                  (H)  the Company has not granted any
sublicense or similar right with respect to the license, sublicense, agreement, or permission.

                          (v) The Company has no Knowledge of any new products,
inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product or process of the Company.

                         (vi) The Company has taken reasonable security
measures to protect the secrecy, confidentiality, and value of the Company's Intellectual Property. Any of the Company's employees or other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed the Intellectual

Property, or who has knowledge of or access to the Intellectual
Property, have been put on notice of the Company's interest in the Intellectual Property and have entered into nondisclosure agreements with the Company, copies of which have been furnished to Buyer.

                        (vii) No third party has claimed or to the Knowledge of the Company or the Principal Shareholders has reason to claim that any person employed by or affiliated with the Company has (A) violated or may be violating any of the terms or conditions of his employment, noncompetition or nondisclosure agreement with such third party, (B) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party, or (C) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from the Company which suggests that such a claim might be contemplated. No person employed by or affiliated with the Company has employed or proposed to employ any trade secret or any information or documentation proprietary to any former employer, and no person employed by or affiliated with the Company has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer, and no person employed by or affiliated with the Company has violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture or sale of any product or proposed product or the development or sale of any service or proposed service of the Company, and the Company has no reason to believe there will be any such employment or violation. None of the execution or delivery of this Agreement, or the carrying on of the business of the Company as officers, employees or agents by any officer, director or key employee of the Company, or the conduct or proposed conduct of the business of the Company, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument under which any such person is obligated.

                 (l) INVENTORY. Except for the Rings Inventory or as set forth in SCHEDULE 4(L) of the Disclosure Schedule, the inventory of the Company consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving under normal industry practices, obsolete, damaged, or defective.

                 (m) REAL PROPERTY LEASES. The Company does not lease or sublease any real property.

                 (n) CONTRACTS. SCHEDULE 4(N) of the Disclosure Schedule lists all the following contracts, agreements, and other written arrangements to which the Company is a party:

                       (i) any written arrangement (or group of related written arrangements) for the lease of personal property from or to third parties;

                      (ii) any written arrangements (or group of related written arrangements) for the purchase or sale of raw materials, commodities, supplies, utilities, products, equipment (including equipment being manufactured pursuant to customer specifications) or other personal property or for the furnishing or receipt of services which calls for performance over a period of more than six months and/or which involves an expenditure in the aggregate of more than Twenty-Five Thousand Dollars ($25,000.00);

                     (iii) any written arrangement concerning a partnership or joint venture;

                      (iv) any written arrangement (or group of related written arrangements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

                       (v) any written arrangement concerning confidentiality or non-competition;

                      (vi) any written arrangement involving the Company and its Affiliates;

                     (vii) any written arrangement with any of its directors, officers, and employees in the nature of a collective bargaining agreement, employment agreement, bonus agreement, profit sharing agreement, option agreement, deferred compensation agreement, or severance agreement;

                    (viii) any written arrangement under which the consequences of default or termination could have an adverse effect on the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of the Company taken as a whole; or

                      (ix) any other written arrangement (or group of related written arrangements) not entered into the Ordinary Course of Business.

The Company has delivered to the Buyer a correct and complete copy of each written arrangement listed in SCHEDULE 4(N) of the Disclosure Schedule (as amended to date). With respect to each written arrangement so listed: (A) the written arrangement is legal, valid, binding, enforceable, and in full force and effect; (B) the written arrangement will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms following the Closing; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement; (D) no party has repudiated any provision of the written arrangement; (E) products and equipment currently being manufactured are in compliance with the customer's specifications; (F) the Company's current backlog of filling customer orders is approximately One Million Seven Hundred Fourteen Thousand Dollars ($1,714,000.00); and (G) except as shown on SCHEDULE 4(N) or reflected in the Most Recent Fiscal Month End financial statements, no advance payment has been received on such arrangement. Except as set forth on
SCHEDULE 4(N), the Company is not a party to any verbal contract, agreement, or other arrangement which, if reduced to written form, would be required to be listed in SCHEDULE 4(N) of the Disclosure

Schedule under the terms of this Section 4(n).  Except as set forth on
SCHEDULE 4(N) of the Disclosure Schedule, no unfilled customer order or commitment obligating the Company to process, manufacture, or deliver products or perform services will result in a loss to the Company upon completion of performance. Except as set forth on SCHEDULE 4(N) of the Disclosure Schedule, no purchase order or commitment of the Company is in excess of normal requirements, nor the prices provided therein in excess of current market prices for the products or services to be provided thereunder. With the exception of First Mississippi Corporation, no supplier of the Company has indicated within the past year that it will stop, or decrease the rate of, supplying materials, products, or services to the Company and no customer of the Company has indicated within the past year that it will stop, or decrease the rate of, buying materials, products, or services from the Company.

                 (o) NOTES AND ACCOUNTS RECEIVABLE. Except as set forth on SCHEDULE 4(O), all notes and accounts receivable of the Company (including accounts receivables, loan receivables and advances) are reflected properly on their books and records, are valid receivables which have arisen only from bona fide transactions in the Ordinary Course of Business.

                 (p) POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of the Company.

                 (q) INSURANCE. SCHEDULE 4(Q) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing general liability, products liability, automobile, and workers' compensation coverage, group health or life, but excluding property, casualty, bond and surety, key man and other insurance policies and arrangements to which the Company is a party, a named insured, or otherwise the beneficiary of coverage:

                          (i)  the name, address, and telephone number of the
agent;

                         (ii)  the name of the insurer, the name of the
policyholder, and the name of each covered insured;

                        (iii) the policy number, the period of coverage and the estimated annual premiums, costs and any related administrative charges;

                         (iv)  the scope (including an indication of whether
the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                          (v)  a description of any retroactive premium
adjustments or other loss-sharing arrangements.

With respect to each such insurance policy, (A) the policy is legal, valid, binding, and enforceable and in full force and effect; (B) the policy will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms following the Closing Date; (C) neither the Company nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Company has been covered during the past two (2) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. The Company had been covered during the eight (8) years immediately preceding such two year period by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.
SCHEDULE 4(Q) of the Disclosure Schedule describes any self-insurance arrangements affecting the Company.

                 (r) LITIGATION. SCHEDULE 4(R) of the Disclosure Schedule sets forth each instance in which the Company (i) is subject to any unsatisfied judgment, order, decree, stipulation, injunction, or charge or (ii) is a party or is threatened to be made a party to any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the charges, complaints, actions, suits, proceedings, hearings, and investigations set forth in SCHEDULE 4(R) of the Disclosure Schedule could result in any adverse change in the assets, liabilities, business, financial condition, operations, results of operations, or future prospects of the Company taken as a whole. None of the Company and the directors and officers (and employees with responsibility for litigation matters) of the Company has any reason to believe that any such charge, complaint, action, suit, proceeding, hearing, or investigation may be brought or threatened against the Company.

                 (s) PRODUCT WARRANTY. To the Knowledge of the Company and the Principal Shareholders, each product or piece of equipment manufactured, sold, leased, or delivered or service rendered or performed by the Company has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Company has no Liability (and there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith. To the Knowledge of the Company and the Principal Shareholders, no product manufactured, sold, leased, or delivered or service rendered or performed by the Company is subject to any guaranty, warranty, or other indemnity beyond applicable standard terms and conditions of sale or lease, those implied by Law or required by contracts with particular customers. SCHEDULE 4(S) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for the Company (containing applicable guaranty, warranty, and indemnity provisions) for each of the Company's five (5) largest customers in each of the three (3) most recent fiscal years, and a copy of any unexpired express warranty, indemnity or guaranty given to any customer with respect to any product manufactured, sold, leased or delivered, or service rendered or performed by the Company since January 1, 1992 which is not consistent with the Company's standard terms and conditions.

                 (t) PRODUCT LIABILITY. To the Knowledge of the Company and the Principal Shareholders, the Company has no liability (and there is no Basis for any present or future charges, complaint, action, suit, legal proceeding, hearing, investigation, claim, demand against it giving rise to any Liability arising out of any injury to persons or property or the property of the Company as a result of the ownership, possession, or use of any product manufactured and sold, leased, or delivered by the Company prior to the Closing Date. The Company has not been a party to any product liability litigation which alleged any injury to persons or property or the property of the Company as a result of the ownership, possession or use of any product manufactured and sold, leased and delivered or service rendered or performed by the Company at any time since January 1, 1990. To the Knowledge of the Company and the Principal Shareholders, all products designed and/or manufactured and shipped by the Company prior to the Closing Date were, when shipped, in substantial compliance with all applicable rules and regulations of the Occupational Health and Safety Administration and with all applicable federal and state workplace health and safety Laws and regulations.

                 (u) EMPLOYEES. Except as set forth in SCHEDULE 4(U) of the Disclosure Schedule, to the Knowledge of the Company and the directors and officers (and employees with responsibility for employment matters) of the Company, no key employee or group of employees has any plans to terminate or modify his or her employment with the Company. Except as set forth in SCHEDULE 4(U) of the Disclosure Schedule, to the Knowledge of the Company and the Principal Shareholders (and the personnel responsible for labor relations of the Company), the Company has complied with all legal requirements relating to the employment of labor, including, without limitation, provisions relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes. All employees of the Company are eligible to work under the Immigration Reform Control Act of 1986, as amended, and the Company maintains the records required thereunder. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practice or other collective bargaining disputes. The Company has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company. SCHEDULE 4(U) in the Disclosure Schedule contains (i) a list of all grievances, if any, presently pending and which involves any employee at any facility of the Company, as well as a description and the status of each, (ii) a list of all unfair labor practice charges, if any, as well as a description and the status of each, filed prior to the date hereof with any governmental agency by or on behalf of any employee at any facility of the Company, and (iii) a list of all employee-related litigation, if any, including administrative proceedings, as well as a description and the status of each case, filed by or on behalf of any employee at any facility of the Company.

                 (v) EMPLOYEE BENEFITS. SCHEDULE 4(V) of the Disclosure Schedule lists all of the Company Plans. For purposes of this Section 4(v) and of Section 5(k) hereof, the "Company" includes all members of any "controlled group", as defined in ERISA Sec. 302(f)(6)(B), of which the Company is a member. The representations and warranties set forth in this Section 4(v) are made with respect to all or certain, as indicated, of the Company Plans listed on SCHEDULE 4(V). Except as otherwise disclosed on SCHEDULE 4(V):

                 (i) None of the Company Plans is a Pension Plan, a Defined Benefit Plan, or a Multiemployer Plan.

                      (ii) Each Employee Benefit Plan substantially complies, in form and operation, with all applicable provisions of ERISA, the Code, and other applicable Law; and all required documents and reports, including plan documents, trust agreements, insurance contracts, annual reports (Form 5500 or other prescribed form), summary annual reports, and summary plan descriptions, are in existence and, to the extent required, have been adopted, executed, delivered, filed and/or distributed appropriately with respect to each such Plan in accordance with ERISA Title I; and the group health plan continuation coverage requirements of ERISA Title I, Part 6, and Code Sec. 4980B have been met with respect to each Employee Welfare Benefit Plan to which they apply.

                     (iii) The Company, in its capacity as the Plan Sponsor and/or Administrator of each Employee Benefit Plan and as a Fiduciary with respect to each such Plan, has substantially complied with all applicable provisions of ERISA, the Code, and other applicable Law.

                      (iv) All employer and employee contributions, including employee salary reduction contributions, premiums, and other payments which are due to, under, or with respect to any Company Plan have been paid, and all such contributions, premiums, and other payments for any period ending on or before the Closing Date which are not yet due have been paid or accrued in accordance with applicable Law and the past custom and practice of the Company.

                       (v) Neither the Company nor any Employee Benefit Plan has engaged in any Prohibited Transaction; no investigation or other proceedings have been commenced to remove or otherwise sanction any Fiduciary of any such Plan; and there has been no settlement agreement or court order with respect to which a civil penalty could be assessed against the Company under ERISA Sec. 502(l). No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan. No charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand with respect to the administration or the investment of the assets of any Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. The Company has no Knowledge of any Basis for any such charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand.

                      (vi) Subject only to any limitations or restrictions expressly imposed by ERISA, the Code, or other applicable Law, the Company has full and unlimited authority, which it may exercise or delegate, to administer and interpret each Company Plan in its discretion and to amend, suspend, and/or terminate each such Plan at any time, and the Company has not made any enforceable, oral or written representations to any Person that modify the scope of such authority as set forth in the governing documents of the Company Plans.

                     (vii) Each Employee Pension Benefit Plan is either a Qualified Plan or an Exempt Plan, and each such Qualified Plan, as most recently amended and currently in effect, is the subject of a favorable determination letter from the Internal Revenue Service with respect to its qualified status.

                    (viii) The Company has delivered to the Buyer correct and complete copies of (A) all documents, in whatever form, setting forth the provisions of each Company Plan, including (but not limited to) the plan documents and summary plan descriptions for each Employee Benefit Plan; (B) the most recent determination letter received from the Internal Revenue Service with respect to each Qualified Plan; (C) the most recent Form 5500 (or other prescribed form) Annual Report (including all schedules and attachments) of each Employee Benefit Plan; (D) all related trust agreements, insurance contracts, and other funding arrangements which implement each Employee Benefit Plan; and (E) all correspondence, in whatever form, with any Governmental Authority regarding any Company Plan.

                      (ix) The Company does not maintain and has never maintained, does not contribute to, and never has contributed or been required to contribute to, any Company Plan or other Employee Welfare Benefit Plan providing health, accident, disability, or death (including life insurance) benefits to retirees or other former employees, their spouses, or their dependents (other than group health plan continuation coverage in accordance with ERISA Title I, Part 6 and Code Sec. 4980B).

                 (w) GUARANTIES. Except in connection with the NationsBank Term Debt, the Assets are not bound by any guaranty or not otherwise liable for any Liability or obligation (including indebtedness) of any other person.
                 (x) ENVIRONMENT. Except as set forth in SCHEDULE 4(X) of the Disclosure Schedule:

                          (i)  To the Knowledge of the Company and the
Principal Shareholders, the Company and its Affiliates, and the predecessors of the Company, have complied with all Laws (including rules and regulations thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning the environment. No charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against any of them alleging any failure to comply with any such Law or regulation.

                          (ii)  To the Knowledge of the Company and the
Principal Shareholders, the Company has no Liability (and there is no Basis related to the past or present operations, properties, or facilities of the Company and its predecessors and Affiliates for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against the Company giving rise to any Liability) under the Emergency Planning and Community Right-to-Know Act of 1986 (as amended), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act of 1972, the Clean Air Act of 1970, the Safe Drinking Water Act of 1974, the Toxic Substances Control Act of 1976, the Refuse Act of 1989 (each as amended), or any other Law (or rule or regulation thereunder) of any federal, state, local, or foreign government (or agency thereof), concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment.

                          (iii)  To the Knowledge of the Company and the
Principal Shareholders, the Company has no Liability (and neither the Company nor its predecessors and Affiliates has handled or disposed of any substance, arranged for the disposal of any substance, or owned or operated any property or facility in any manner that could form the Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common Law or pursuant to any statute) against the Company giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface) or for illness or personal injury to any employee.

                          (iv)  To the Knowledge of the Company and the
Principal Shareholders, the Company has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all federal, state, local, and foreign Laws (including rules, regulations, codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, worker health and safety, and pollution or protection of the environment, including Laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

                          (v)  To the Knowledge of the Company and the
Principal Shareholders, all properties and equipment used in the business of the Company are and have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2 trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

                          (vi)  To the Knowledge of the Company and the
Principal Shareholders, no pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste ever has been buried, stored, spilled, leaked, discharged, emitted, or released on the Real Property, or if buried, stored, spilled, leaked, discharged, emitted or released on the Property, has been cleaned up and remediated in accordance with Laws and disclosed to all public agencies having jurisdiction thereof.

                 (y)      LEGAL COMPLIANCE.

                          (i)  To the Knowledge of the Company and the
Principal Shareholders, the Company has complied with all Laws (including rules and regulations thereunder) of federal, state, local, and foreign governments (and all agencies thereof). No charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against the Company alleging any failure to comply with any such Law or regulation.

                          (ii)  To the Knowledge of the Company and the
Principal Shareholders, the Company has complied with all applicable Laws (including rules and regulations thereunder) relating to the employment of labor, employee civil rights, and equal employment opportunities.

                          (iii)  The Company has not violated in any respect or
received a notice or charge asserting any violation of the Sherman Act, the Clayton Act, the Robinson-Patman Act, or the Federal Trade Commission Act, each as amended.

                          (iv)  The Company has not:

                                  (A)  made or agreed to make any contribution,
payment, or gift of funds or property to any governmental official, employee, or agent where either the contribution, payment, or gift or the purpose thereof was illegal under the Laws of any federal, state, local, or foreign jurisdiction;

                                  (B)  established or maintained any unrecorded
fund or asset for any purpose, or made any false entries on any books or records for any reason; or

                                  (C)  made or agreed to make any contribution,
or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, local, or foreign public office.

                          (v)  To the Knowledge of the Company and the
Principal Shareholders, the Company has filed in a timely manner all reports, documents, and other materials it was required to file (and the information contained therein was correct and complete in all respects) under all applicable Laws (including rules and regulations thereunder).

                          (vi)  To the Knowledge of the Company and the
Principal Shareholders, the Company has possession of all records and documents it was required to retain under all applicable Laws (including rules and regulations thereunder).

                 (z) CERTAIN BUSINESS RELATIONSHIPS WITH THE COMPANY. Except in their roles as lenders, shareholders, directors, officers or employees of, or consultants to, the Company, none of the Principal Shareholders and their Affiliates has been involved in any business arrangement or relationship with the Company within the past thirty-six (36) months, and none of the Principal Shareholders and their Affiliates owns any property or right, tangible or intangible, which is used in the business of the Company.

                 (aa)     INTENTIONALLY DELETED.

                 (ab) BROKERS' FEES. The Company has no Liability or obligation to pay any fees, commissions or similar compensation to any broker, finder, or agent, or other Person with respect to the transactions contemplated by this Agreement.

                 (ac) EXON-FLORIO. The Company has not entered into any contracts to supply goods or services to the United States Government or any agency thereof in which such goods or services are subject to export restrictions for national security reasons, nor has it supplied goods or services to a contractor supplying goods or services to the United States Government or any agency thereof in which such goods or services are subject to export restrictions for national security reasons. Products manufactured by the Company are subject to no export restrictions imposed by the United States Government.

                 (ad)     HEALTH AND SAFETY.

                          (i)  To the Knowledge of the Company and the
Principal Shareholders, the Company and its predecessors and Affiliates have complied with all Laws (including rules and regulations thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning the public health and safety, and employee health and safety. No charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against any of them alleging any failure to comply with any such Law or regulation.

                          (ii)  To the Knowledge of the Company and the
Principal Shareholders, the Company has no Liability (and there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Company giving rise to any Liability) under the Occupational Safety and Health Act, as amended, or any other Law (or rule or regulation thereunder) of any federal, state, local, or foreign government (or agency thereof) concerning employee health and safety.

                          (iii)  To the Knowledge of the Company and the
Principal Shareholders, the Company has no Liability (and the Company has not exposed any employee to any substance or condition that could form the Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common Law or pursuant to any statute) against the Company giving rise to any Liability) for any illness of or personal injury to any employee.

                          (iv)  To the Knowledge of the Company and the
Principal Shareholders, the Company has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all federal, state, local, and foreign Laws (including rules, regulations, codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, worker health and safety.

                          (v)  All product labeling of the Company has been in
conformity with applicable Laws (including rules and regulations thereunder).

                 (ae) COMPUTER SYSTEM. Except as disclosed in SCHEDULE 4(AE), to the Knowledge of the Company and the Principal Shareholders, all computer hardware and software and related materials used by the Company and the Company internet access and internet home page (herein collectively referred to as the "Computer System") is in good working order and condition, and the Company has not experienced any significant defects in design, workmanship or materials, and the Computer System has the performance capabilities, characteristics and functions necessary to the conduct of its business and operations as presently conducted and as presently proposed to be conducted. The use of the Computer System (including any software modifications) (i) has not violated or infringed upon and will not violate or infringe upon the rights of any third parties, and (ii) has not resulted and will not result in the termination of any maintenance, service or support agreement relating to any part of the Computer System or any reduction in the services provided to the Company, warranties available to the Company or rights of the Company thereunder.

                 (af) INTERNATIONAL TRADE. The Company has maintained adequate records with respect to any preferential tariff claimed for any of its exported products. The Company has received no notice of a customs audit by the United States or any other foreign government, and the Company has not received any notice of a violation, assessment, or penalty with respect to preferential tariffs. The Company is not in violation of the Foreign Corrupt Practices Act.

                 (ag) DISCLOSURE. This Agreement, including the Disclosure Schedule and any other exhibits, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein, in light of the circumstances in which they are made, not misleading. To the Knowledge of the Company and the Principal Shareholders, there is no material fact which has not been disclosed to the Buyer in writing of which the officers or directors of the Company are aware and which is or could reasonably be anticipated to be material to the Buyer's decision to consummate the transactions contemplated by this Agreement on the terms and conditions set forth herein.

         5. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

                 (a) GENERAL. Each of the parties will use his or its best efforts to take all action and to do all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Section 7 below).

                 (b) NOTICES AND CONSENTS. The Company will give any notices to third parties, and will use best efforts to obtain any third-party consents, that the Buyer may request in connection with the matters pertaining to the Company disclosed or required to be disclosed in the Disclosure Schedule. Each of the Parties will take any additional action that may be necessary, proper, or advisable in connection with any notices to, filings with, and authorizations, consents, and approvals of governments, governmental agencies, and third parties that he or it may require to give, make or obtain. The Company will weekly provide notice to the Buyer of any increase in the line of credit with NationsBank over the sum of Four Hundred Thousand Dollars ($400,000.00).

                 (c) OPERATION OF BUSINESS. The Company will not engage in any practice, take any action, embark on any course of inaction, or enter into any transaction outside the Ordinary Course of Business or incur any indebtedness for borrowed money without Buyer's consent (other than accounts payable at levels consistent with past practices). Without limiting the generality of the foregoing, the Company will not engage in any practice, take any action, embark on any course of inaction, or enter into any transaction of the sort described in Section 4(f) above, or increase the Shareholder Loans so that the aggregate amount exceeds the sum of Three Hundred Twenty-Five Thousand Dollars ($325,000.00).

                 (d)      PRESERVATION OF BUSINESS.  The Company will:

                           (i)     conduct its operations only in the usual
and Ordinary Course of Business in accordance with past practices;

                          (ii)    keep in full force and effect its corporate
existence;

                          (iii)  use best efforts, consistent with sound
business judgment, to retain employees and preserve its present business relationships;

                          (iv)  maintain its assets in customary repair, order
and condition and maintain insurance comparable to that in effect on the date hereof;

                          (v)  maintain books, accounts and records in
accordance with past custom and practice as used in the preparation of the financial statements described in Section 4(e) hereof;

                          (vi)  permit the Buyer and the Buyer's employees,
agents and accounting and legal representatives to have access at reasonable times to books, records, invoices, contracts, leases, key personnel, independent accountants, facilities, equipment and other things reasonably related to its businesses and assets; and

                          (vii)  promptly inform the Buyer in writing of any
material variances from the representations and warranties contained in Article 4 hereof which become known to the Company.

                 (e) FULL ACCESS. The Company will permit representatives of the Buyer to have full access at all times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, books, records, contracts, Tax records, and documents of or pertaining to the Company.

                 (f) NOTICE OF DEVELOPMENTS. The Company will give prompt written notice to the Buyer of any material development affecting the Assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of the Company, or any matter hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required to be disclosed to Buyer or which would render inaccurate any of the representations, warranties or statements set forth in Section 4 hereof. Each party will give prompt written notice to the other of any material development affecting the ability of the Parties to consummate the transactions contemplated by this Agreement. No disclosure by any Party pursuant to this
Section 5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

                 (g) EXCLUSIVITY. Neither the Principal Shareholders, the Company, nor any of the Company's directors, officers, managerial employees, nor any of their respective representatives, agents or Affiliates shall directly or indirectly take any action which would have the effect of preventing or disabling the performance by the Principal Shareholders and the Company of their obligations under this Agreement or solicit, initiate, encourage, respond favorably to or condone inquiries or proposals from, or provide any Confidential Information to, or participate in any discussions or negotiations with, any Person (other than Buyer, potential lenders to Buyer and their representatives) concerning (i) any merger, sale of assets not in the Ordinary Course of Business, acquisition, business combination, change of control or other similar transaction involving the Company, (ii) any purchase or other acquisition by any Person of any shares of capital stock of the Company, (iii) any debt financing not in the Ordinary Course of Business involving the Company or any of its assets, (iv) liquidation, dissolution, or recapitalization, or (v) similar transaction or business combination involving the Company until June 30, 1997, unless the Closing shall be extended by the mutual agreement of the parties. The Principal Shareholders and the Company will promptly advise Buyer of, and communicate to Buyer in writing the terms and conditions of (and the identify of the Person making) any such inquiry, proposal or offer received.

                 (h) LIEN SEARCHES. The Company, at its expense, will obtain an asset/lien report in all jurisdictions in which any Personal Property is located or in which the Company is incorporated, owns any assets or properties, or does business which report shall not contain any material information not disclosed on the Disclosure Schedule.

                 (i) ADDITIONAL FINANCIAL STATEMENTS. The Company shall furnish the Buyer with any interim unaudited balance sheets and statements of income which are prepared for periods ending after the Most Recent Fiscal Month End as soon as the same shall become available.

                 (j) BULK SALES ACT. Buyer and the Company hereby mutually waive compliance with the bulk sales laws of the State of Tennessee, including, but not limited to, Article 6 of the Uniform Commercial Code as in effect in such state (all of the foregoing being collectively referred to herein as the "Bulk Sales Laws") with respect to the sale of the Assets under this Agreement. In consideration for such waiver, however, and the purchase herein, the Company hereby agrees (i) to hold harmless, indemnify and defend Buyer from and against any and all losses, claims, suits, demands, damages, costs or expenses of any nature (including reasonable attorneys' fees and any reasonable expense incurred in the investigation of any such matter) arising from or relating to the noncompliance by either the Company and/or Buyer with the Bulk Sales Laws with respect to the sale of the Assets under this Agreement, and (ii) to promptly pay when due all debts and obligations of the Company which were incurred or created prior to the Closing. The Company shall execute and deliver to Buyer at Closing the Affidavit in the form of EXHIBIT F attached hereto and incorporated herein by reference.

                 (k) ERISA. The Company will comply in all material respects with all applicable provisions of ERISA, the Code, and other applicable Law with respect to each Company Plan and will preserve unimpaired the Company's authority to administer, interpret, amend, suspend, and/or terminate each such Plan. Immediately upon becoming aware of any of the following events or conditions with respect to any Company Plan, the Company will give Buyer written notice specifying the nature of the matter of which the Company has become aware, what action the Company is taking or proposes to take with respect thereto, and, as soon as known by the Company, what action is being taken or proposed to be taken with respect thereto by the applicable Plan, by any Person acting on behalf of such Plan, by the Internal Revenue Service, by the United States Department of Labor, and/or by any other Governmental Authority:

                          (i)  Any proposed or final determination by the
Internal Revenue Service, by the PBGC, by the United States Department of Labor, or by any other Governmental Authority that any Company Plan is not in compliance with any applicable provisions of ERISA, the Code, or other applicable Law or, with respect to any Employee Pension Benefit Plan (other than an Exempt Plan), that such Plan is not a Qualified Plan;

                         (ii)  The occurrence of a Prohibited Transaction
involving any Employee Benefit Plan; the commencement of any investigation or other proceedings to remove or otherwise sanction any Fiduciary with respect to any such Plan; or the effectuation of a settlement agreement or issuance of a court order with respect to which a civil penalty could be assessed against the Company under ERISA Sec. 502(l); and

                        (iii) Any impairment, however occasioned, of the Company's authority to administer, interpret, amend, suspend, and/or terminate any Company Plan.

Without the advance written consent of Buyer, the Company shall not:

                 (a) amend or modify any Company Plan listed on SCHEDULE 4(V) in any respect which is materially adverse to Buyer's interests; nor

                 (b) adopt or become obligated to contribute to any Employee Benefit Plan not listed on SCHEDULE 4(V).

For purposes hereof, any increase in the cost of or rate of contributions to any Company Plan or any impairment of the Company's authority to administer, interpret, amend, suspend, and/or terminate any Company Plan, however occasioned, shall be treated as a modification of such Plan and as subject to this paragraph, whether or not it results from an amendment to the governing documents of such Plan.

                 (l) ENVIRONMENTAL REPORTS. The Company and Buyer jointly and severally agree that:

                          (i)  Buyer shall obtain, at its expense, within
thirty (30) days after the acceptance of this Agreement, a report of a Phase I environmental assessment ("Phase I Assessment") of the Real Property prepared by a registered engineer of Buyer's choice experienced in preparing such assessments. The Phase I Assessment, if any, shall be certified to Buyer. At Buyer's option, it may obtain at its expense a Phase II environmental assessment ("Phase II Assessment").
         The Phase I Assessment shall, at a minimum, comply with the American Society for Testing & Materials ("ASTM")-Standard Practices for Environmental Site Assessments, Standard Practice E1527 (the "ASTM Standard") and shall specifically include a review of a disclosure questionnaire fully and accurately completed by the Company and interviews of any employees of the Company and owners of land adjacent to the Real Property. The engineer shall recommend whether a Phase II Assessment should be undertaken as a result of the information obtained.

         If a Phase II Assessment is recommended and if Buyer so directs, the engineer shall, within thirty (30) days of the date of the Phase I Assessment, take appropriate samples and make appropriate tests of the soil, air, surface water and ground water of the Real Property, all in accordance with the ASTM Standard. Buyer shall pay the costs of the Phase II Assessment. Company shall cooperate with any engineers or other parties which Buyer utilizes to effect such assessments.

                         (ii)  If the Phase I Assessment or a Phase II
Assessment identifies any environmental condition or any other circumstances which requires remediation or removal to achieve applicable or relevant and appropriate requirements, Buyer shall have the option to complete such remediation or removal itself, or to terminate this Agreement; provided, further, in the event of such termination, the Company shall reimburse Buyer for all of its expenses (not to exceed Ten Thousand Dollars ($10,000.00)) incurred in connection with the Phase I and Phase II Assessment, including without limitation, professional fees and expenses. Buyer shall in turn assign and deliver to Company the results of the Phase I and Phase II Assessment. The Company shall have no right to terminate this Agreement due to the results of Buyer's environmental assessment.

                 (m) TITLE INSURANCE. The Company shall obtain and deliver to the Buyer with respect to the Real Property, an ALTA Owners' Policy of Title Insurance Form B-1987 (or equivalent policy acceptable to the Buyer if the Real Property is located in a state in which an ALTA Owner's Policy of Title Insurance Form B-1987 is not available) issued by a title insurer satisfactory to the Buyer (and, if requested by the Buyer, reinsured in whole or in part by one or more insurance companies and pursuant to a direct access agreement reasonably acceptable to the Buyer), in an amount equal to the fair market value of the Real Property (including all improvements located thereon), insuring title to such Real Property to be in Centrum Subsidiary as of the Closing (subject only to the title exceptions described above in Schedule 4(j) and in Schedule 4(j) of the Disclosure Schedule). At Closing, Centrum Subsidiary shall be responsible for the title insurance portion of the title expense.

Such title insurance policy delivered to Buyer shall, unless waived by Buyer, (A) insure title to the real property and all recorded easements benefitting such real property, (B) contain an "extended coverage endorsement" insuring over the general exceptions contained customarily in such policies, (C) contain an ALTA Zoning Endorsement 3.1 (or equivalent), (D) contain an endorsement insuring that the real property described in the title insurance policy is the same real estate as shown on the Survey delivered with respect to such property, (E) contain an endorsement insuring that each street adjacent to the real property is a public street and that there is direct and unencumbered pedestrian and vehicular access to such street from the real property, (F) if the real property consists of more than one record parcel, contain a "contiguity" endorsement insuring that all of the record parcels are contiguous to one another, and (G) contain a "non-imputation" endorsement to the effect that title defects known to the officers, directors, and stockholders of the owner prior to the Closing shall not be deemed "facts known to the insured" for purposes of the policy.

                 (n) SURVEY. With respect to the Real Property, the Company shall procure and deliver to Buyer in preparation for the Closing a current survey of the real property certified to the Buyer and the title company providing the title insurance policies pursuant to Section 5(m) above, prepared by a licensed surveyor and conforming to current ALTA/ACSM "Class A" Standards for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters shown customarily on such surveys, and showing access affirmatively to public streets and roads (the "Survey"). No Survey shall disclose any survey defect or encroachment from or onto the real property which has not been cured or insured over prior to the Closing. Buyer shall be responsible for the cost of such survey.

                 (o) CONFIDENTIALITY. In the event the transaction contemplated herein is not consummated, the Buyer will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Company or destroy, at the request and option of the Company, all tangible embodiments (and all copies) of the Confidential Information which are in Buyer's possession. In the event that the Buyer is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Buyer will notify the Company, promptly of the request or requirement so that the Company may seek an appropriate protective order or the receipt of a waiver compliance with the provisions of this Section 6(b). If, in the absence of a protective order or the receipt of a waiver hereunder, the Buyer is, on the advice of counsel, compelled to disclose the Confidential Information to the tribunal or else stand liable for contempt, the Buyer may disclose the Confidential
Information to the tribunal; provided, however, that the Buyer shall use all its best efforts to obtain, at the request of the Company, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Company shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure. As used in this Agreement, the term "Confidential Information" means all trade secrets, proprietary information, confidential business information, and/or confidential or proprietary Know-How of the Company disclosed to the Buyer (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), but does not include information which: (i) is at the time of disclosure a part of the public domain or thereafter becomes part of the public domain through no violation of this Agreement; (ii) becomes available to the Buyer on a nonconfidential basis from a source other than the Buyer, provided that such source is not bound by a confidentiality agreement with Company or Buyer; (iii) or is independently developed by or for the Buyer by persons who have not had direct or indirect access to such Confidential Information.

                 (p)      INTENTIONALLY DELETED.

                 (q)      PRINCIPAL SHAREHOLDERS' COVENANTS.

                          (i)  The Principal Shareholders, in their capacity as
officers of the Company, shall do or refrain from doing all acts and things in order to ensure that the representations and warranties of the Company in Sections 3 and 4 hereof remain true and correct at the Closing as if such representations and warranties were made at and as of such date and to satisfy or cause or to be satisfied the conditions in Section 7 which are within the control of the Principal Shareholders and shall use best efforts to ensure that the Company complies with its covenants in this Agreement.

                         (ii)  Each such Principal Shareholder further agrees
that he or it will (a) vote all shares owned by him or it or which he or it has the right to vote in favor of the transaction contemplated herein and the adoption of this Agreement, and against any other proposal which would be inconsistent with the completion of the transaction contemplated herein, (b) not discourage other shareholders of the Company or TFI from voting in favor of the transaction contemplated herein and the adoption of this Agreement, and (c) not sell, transfer, pledge, hypothecate or otherwise dispose of any shares of the Company or TFI owned by him or it.

                 6. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

                 (a) GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). The Company acknowledges and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to the Company or the Assets.

                 (b) CONFIDENTIALITY. The Company will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that the Company is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that the Company will notify the Buyer, promptly of the request or requirement so that the Buyer may seek an appropriate protective order or the receipt of a waiver compliance with the provisions of this Section 6(b). If, in the absence of a protective order or the receipt of a waiver hereunder, the Company is, on the advice of counsel, compelled to disclose the Confidential Information to the tribunal or else stand liable for contempt, the Company may disclose the Confidential
Information to the tribunal; provided, however, that the Company shall use all its best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure. The confidentiality obligations of this Section 6(b) will continue after the Closing Date without any limitation on the length of time such obligations survive. As used in this Agreement, the term "Confidential Information" means all trade secrets, proprietary information, confidential business information, and/or confidential or proprietary Know-How of the Company (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), but does not include information which: (i) is at the time of disclosure a part of the public domain or thereafter becomes part of the public domain through no violation of this Agreement; (ii) becomes available to the Company on a nonconfidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with Buyer or Company;
(iii) is independently developed by or for the Company by persons who have not had direct or indirect access to such Confidential Information; (iv) was disclosed by the Company to actual or potential customers or suppliers in the Ordinary Course of Business prior to the Closing Date without assurance of confidential treatment; or (v) is described by the Company on SCHEDULE 6(B).

                 (c) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company each of the other Parties will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Section 8 below).

                 (d) TRANSITION. The Company will not take any action that primarily is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Buyer after the Closing as it maintained with the Company prior to the Closing. The Company will refer all customer inquiries relating to the business of the Company to the Buyer from and after the Closing.

                 (e) RETENTION OF BOOKS AND RECORDS. Buyer will retain for three (3) years after the Closing Date all books, records and other documents pertaining to the Assets in existence on the Closing Date and to make the same available after the Closing Date for inspection.

                 (f) CENTRUM COMMON STOCK. Each share certificate representing Centrum Common Stock will be imprinted with a legend substantially in the following form:

                 The common stock represented by this certificate has not been registered under the Securities Act of 1933, as amended, or under the securities Laws of any state of the United
                 States. Each holder desiring to transfer the common stock must furnish Centrum with a written opinion reasonably satisfactory to Centrum in the form and substance from counsel reasonably satisfactory to Centrum by reason of experience to the effect that the holder may transfer the common stock as desired without registration under the Securities Act or the securities Laws of any state.

                 (g) EMPLOYMENT. Centrum Subsidiary intends to make offers of employment at Closing to substantially all of the employees of the Company at substantially the same wages and benefits as presently paid and provided by the Company; however, this shall in no event be considered to be an implied contract of employment for such employees. The making and content of any communication to this effect by the Company to any of its employees will be preapproved by Buyer. Centrum Subsidiary reserves the right to make offers of employment under terms and conditions satisfactory to Centrum Subsidiary. The Company will assist Buyer in hiring any of such employees and for a period of three (3) years will not directly or indirectly employ any of such employees in the employ of Buyer without first having obtained Buyer's consent. It is understood, however, that Buyer neither has nor assumes any obligation to hire or engage all or substantially all of the employees of the Company and in the event Buyer fails to give the Company sufficient time prior to Closing so that a notice required under the Worker Assistance and Retraining Notification Act can be delivered, Buyer shall indemnify and hold the Company harmless from any liability to employees of the Company not hired by Centrum Subsidiary. The Company will pay all severance pay or benefits, vacation pay, sick pay, accrued pension benefits, wages, commissions, and other compensation due to Company's employees up to and including the Closing Date. In view of the foregoing, the Company and Buyer do not anticipate the need for the issuance by either party of any notices under the federal Worker Assistance and Retraining Notification Act.

                 (h) COMPANY PLANS. The Company will be responsible for all Company Plan contributions and payments, and notifications of termination, if applicable, to the Internal Revenue Service, Department of Labor or any other Governmental Authority, if any.

                 (i) CLOSING, TAXES AND PRORATIONS. The Buyer shall pay any transfer tax or tax stamps in connection with the sale of the Real Property and all real estate taxes and assessments shall be paid by the Company in accordance with local custom. Prorations and adjustments for utilities and other charges and/or credits incident to the operation of the Company shall be made on the Closing Date, or as soon thereafter as the correct amounts can be determined and included in the determination of the Adjusted Purchase Price. The Company shall either pay directly or deliver payment to

Buyer for the Company's Liabilities incurred to the Closing Date as soon thereafter as is practicable, but in no event later than thirty (30) days after Closing.

                 (j) USE OF NAME. At Closing, the Company shall assign to Buyer all of the Company's right, title and interest in and to the Tradename and immediately change its name to a corporate name not using the words Taylor Forge; shall agree on behalf of the Company and Company's successors and assigns not to use the Tradename or any combination or variation thereof in any manner or way whatsoever from and after the Closing Date; and shall consent to Buyer using any or all of the Tradename and cooperate with Buyer in filing all necessary consents required under applicable Tennessee and federal Law for the use of the Tradename.

                 (k) PAYMENTS RECEIVED BY COMPANY AFTER CLOSING. The Company hereby agrees that if the Company receives any payment or credit or an account receivable ("Payment") on or after the Closing Date, such Payment shall be the property of and belong to Buyer and promptly shall be delivered to Buyer by the Company. The Company agrees to cooperate fully in making any necessary endorsements to any instruments received as Payment, and further agrees that Buyer is hereby authorized to endorse any such instrument in the name of the Company and deposit such instrument into any account of Buyer, or negotiate or otherwise dispose of such instrument as Buyer sees fit.

                 (l) ACCOUNTS RECEIVABLE COLLECTION. The Assets which are being sold hereunder shall include all accounts receivable of the Company as reflected on the Company's books as of the Closing Date. In connection with the sale of the accounts receivable, the Company agrees to execute such instruments of transfer, conveyance and assignment as may be reasonably requested by Buyer to give effect to such sale.
                          (i) Buyer agrees to use its best efforts to collect such accounts receivable as are sold hereunder by the Company. This shall include, but not be limited to, at least one (1) written contact by mail or wire during each thirty (30) day period for each account debtor who is in default of its agreed terms of payment. With respect to those accounts which are over thirty (30) days in default, Buyer shall contact each such account debtor at least once by mail or wire and once by phone during each thirty (30) day period. With respect to each account receivable which is sold to Buyer by the Company hereunder, Buyer agrees to apply all payments received by it from the account debtor following the Closing Date to the account receivable which is being sold herein unless the account debtor is disputing the account or the product or service sold to the account debtor which gave rise to the account.

                         (ii) With respect to those accounts receivable, if any, which are secured as of the Closing Date, Buyer shall take such steps as are necessary to maintain the security. In addition, with respect to those accounts receivable which are not secured on the date of Closing, Buyer may use reasonable efforts to obtain security.

                        (iii) Buyer shall not release any account debtor or compromise any account receivable for less than the amount shown on the Company's books as of the Closing Date unless Buyer receives the written consent of the Company to release and\or compromise the account, which consent shall not be unreasonably withheld.

                         (iv) If, after a period of ninety (90) days from the date of the Closing, Buyer has been unable to collect the accounts receivable, then in that event the Company agrees to repurchase the accounts receivable for one hundred percent (100%) of the amount which has been uncollected, such payment to be made by way of a redelivery of Centrum Common Stock from those shares held by the Escrow Agent pursuant to the Stock Pledge and Escrow Agreement. In connection with such a repurchase by the Company, Buyer agrees to execute such documents as are necessary to properly transfer and assign the accounts receivable to the Company so that the Company may pursue collection efforts.

                          (v) With respect to each account receivable which is being sold by the Company hereunder, Buyer shall provide the Company with a written status report at the end of each month. In addition, Buyer agrees to cooperate with the Company and orally respond to reasonable requests from the Company as to the status of any account.

                 (m) NONASSIGNABLE CONTRACTS. Company agrees that if any contract exists which would be assigned to Buyer but for a nonassignment provision in such contract or a federal, state, local Law which makes such assignment by Company legally invalid ("Nonassignable Contract"), Company will remain primarily liable on that contract, but will transfer to Buyer all benefits under the Nonassignable Contract in exchange for Buyer undertaking all of Company's obligations under the Nonassignable Contract.

                 (n) AUDIT. The Company shall provide full access to the Buyer and Price Waterhouse LLP to all of its books, records and documentation, including without limitation, such materials, workpapers and related documents in the possession or control of the Auditors and fully cooperate with Buyer and Price Waterhouse LLP so that Price Waterhouse LLP can prepare audited financial statements meeting the requirements of the SEC for the Company for the fiscal year ending March 31, 1997.

                 (o) COMMISSIONS. Within thirty (30) days after receipt by the Buyer of the proceeds arising out of the sale of any of the Rings Inventory, Buyer shall pay the

Company a commission equal to forty cents ($.40) per pound of Rings Inventory shipped.

                 (p)      PRODUCT LIABILITY INSURANCE.  For a period of four
(4) years after the date of Closing, the Company will maintain products liability insurance to protect the Company and the Buyer from any claims for products liability. The Buyer shall reimburse the Company for up to Two Thousand Five Hundred Dollars ($2,500.00) of the cost per year incurred by the Company to maintain such insurance. The Buyer shall be a named insured on such policy and shall be entitled to thirty (30) days prior notice of any cancellation of such policy.

                 (q) UNEMPLOYMENT/WORKERS COMPENSATION RATINGS. The Company and Centrum Subsidiary shall cooperate to transfer to Centrum Subsidiary the Company's unemployment compensation experience rating and worker's compensation experience rating. This shall include timely execution and delivery by the Company of an: (i) Application of Transfer of Experience Rating to be filed with the Tennessee Department of Employment Security within one hundred eighty (180) days after Closing, and (ii) form ERM 14 with the NCCI.

                 (r) OPTION. At Closing, Centrum Subsidiary shall be deemed to have exercised its option to purchase approximately three (3) acres of the adjoining property owned by Alpine Power Systems, Inc. as outlined in blue on EXHIBIT C-1 (the "Adjoining Property") for the sum of One Dollar ($1.00) so that after purchase of the Adjoining Property, Alpine Power Systems, Inc.'s remaining property shall be as set forth on EXHIBIT G. The Company shall be responsible for all costs and expenses, including subdivision approvals, filing fees, engineering and survey fees in connection with the transfer of the Adjoining Property. The Company shall promptly undertake all necessary steps to obtain within one hundred twenty (120) days after Closing all required governmental approvals. The Adjoining Property shall be transferred to Centrum Subsidiary by general warranty deed and free of all liens and encumbrances.
         7.  CONDITIONS TO OBLIGATION TO CLOSE.

                 (a) CONDITIONS TO OBLIGATION OF THE BUYER. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions as of the Closing Date:

                          (i)  the representations and warranties set forth in
Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date as though then made such as though the Closing was substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures made by the Company to the Buyer pursuant to Section 5(d)(vii) hereof);

                          (ii)  the Company shall have performed and complied
with all of the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date;

                          (iii)  the Company shall have procured all of the
third party consents specified in Section 5(b) above and the lien searches obtained by the Company shall comply with the provisions of Section 5(h) above;

                          (iv)  no action, suit, or proceeding shall be pending
or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyer to own, operate, or control the Assets (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

                           (v)  at Closing, the Company and the Principal
Shareholders shall have delivered to the Buyer all of the following documents:

                                  (A) a certificate (without qualification as
to knowledge or materiality or otherwise) to the effect that each of the conditions specified above in Section 7(a)(i)-(iv) is satisfied in all respects;

                                  (B) General Warranty Deed to the Real
Property; General Warranty Bill of Sale and Assignment with full warranties conveying the Personal Property free and clear of all claims, liens and encumbrances; General Assignment of all other of the Assets being purchased by Buyer; Assignment of the Internet Home Page; Assignment of the Tradename; an assignment of any rights under the purchase agreement with Gulf & Western; Certificates of Title endorsed to Buyer for all titled assets where such endorsement is necessary to transfer the interest of the Company, including without limitation, automobiles, trucks and watercraft; Assignments, to the extent permitted by Law, of all leases, permits, contracts, licenses and similar necessary for the operation of the Assets; and assignments of the unemployment rating and the workers compensation rating;

                                  (C) the Company's Charter, as amended,
certified by the Secretary of State of the State of Tennessee, a Certificate of Good Standing from the Secretary of the State of Tennessee and each other state wherein the Company is qualified to do business evidencing the Company's good standing in such jurisdiction and if not included in the Certificate of Good Standing from the Tennessee Secretary of State a good standing (or comparable) certificate from the Tennessee Department of Taxation as to the Company, including all applicable periods for calendar year 1997;

                                  (D) the Affidavit in Lieu of Escrow in the
form of EXHIBIT E and the Stock Pledge and Escrow Agreement in the form attached hereto as EXHIBIT 7(A)(V)(D);

                                  (E) satisfactory employment agreements with
Messrs. Centella and Leonetti in the forms attached hereto as EXHIBIT
7(A)(V)(E);

                                  (F) the Noncompetition Agreement with the
Company and the Principal Shareholders in the forms attached hereto as EXHIBIT 7(A)(V)(F);

                                  (G)  certified copies of resolutions by the
Board of Directors and shareholders of the Company evidencing the Company's power and authority to enter into this Agreement and the transaction contemplated hereby;

                                  (H)  Bulk Sale Affidavit and Indemnification
Agreement in the form of EXHIBIT F attached hereto and incorporated herein by reference; and

                                  (I)  such other documents or instruments as
Buyer reasonably requests to effect the transactions contemplated hereby.

                          (vi)  the Parties shall have received all other
authorizations, consents, and approvals or governments and governmental agencies that are required for the consummation of the transactions contemplated hereby;

                         (vii)  the Buyer shall have received from counsel to
the Company an opinion with respect to the matters set forth in EXHIBIT 7(A)
(VII) attached hereto, addressed to the Buyer and dated as of the Closing Date;

                        (viii) approval of this Agreement by the requisite vote of the shareholders of the Company at the Special Shareholders meeting;

                          (ix) delivery to the Buyer of an EXHIBIT 3(A)
executed by the Company and each of the Principal Shareholders receiving Centrum Common Stock in this transaction or upon the subsequent dissolution of the Company or TFI;

                           (x) since the date of the Financial Statements,
there shall have been no material adverse change in the business, financial condition, operating results, assets, operations or business prospects of the Company;

                          (xi) the Buyer shall have completed and the results
of its legal, accounting and business due diligence investigation and review of the Company shall be consistent with those representations and warranties set forth in Sections 3 and 4 hereof and the Disclosure Schedules, or to the extent not consistent, Buyer's due diligence shall be satisfactory to Buyer;

                         (xii) intentionally deleted;

                         (xiii)  all actions to be taken by the Company in
connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Buyer;

                          (xiv)  Buyer shall have obtained and closed upon a
satisfactory commitment for its acquisition and working capital debt and the proceeds received by Buyer reasonably consistent with or more favorable than the financing proposals or financing commitments received by Buyer; and

                           (xv) the Company shall have obtained written
consents to the transfer or assignment to Buyer of all material agreements, licenses, leases and other material contracts of the Company (other than immaterial agreements incurred in the Ordinary Course of Business) where the consent of any other party to any such contract may, in the opinion of Buyer's counsel, be required for such assignment or transfer and such assignment is permissible under the agreement, license, lease or material agreement;

                          (xvi)  intentionally deleted;

                         (xvii)  Centrum shall be reasonably satisfied that the
transaction will be exempt from the substantive and procedural requirements of the SEC relating to proxy solicitations, tender offers and other similar state or federal regulatory requirements;

                        (xviii) Buyer shall have completed and be satisfied with the results of the environmental studies contemplated in Section 5(1) hereof and such studies shall not have revealed any significant environmental exposure or Liability;

                          (xix)  Buyer shall be satisfied that the transaction
contemplated herein is permissible pursuant to all applicable antitrust and competition Laws, regulations and policies without obtaining any consents of any Governmental Authority in connection therewith and that the transaction contemplated herein will not result in Buyer or its Subsidiaries being restricted to any significant extent pursuant to any Laws or policies, from pursuing future activities, including, without limitation, expansion or acquisitions;

                           (xx)  the Company will assign and transfer all
rights the Company has in the telephone numbers of the Company (including but not limited to the telephone numbers (901) 358-6710) and (901) 358-0744 and any post office boxes maintained by the Company; and

                          (xxi)  the Buyer and the Company shall have received
all authorizations, consents, and approvals of governments and governmental agencies that are required for the consummation of the transactions contemplated hereby.

                 (b) CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions as of the Closing Date:

                            (i)  the representations and warranties set forth
in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date as though made as and though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties;

                           (ii)  the Buyer shall have performed and complied
with all of the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date;

                          (iii)  no action, suit, or proceeding shall be
pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

                           (iv)  the Buyer shall have delivered to the Company
a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

                            (v)  the Buyer and the Company shall have received
all authorizations, consents, and approvals of governments and governmental agencies that are required for the consummation of the transactions contemplated hereby;

                           (vi)  the Company shall have received from counsel
to the Buyer opinions with respect to the matters set forth in EXHIBIT 7(B)(VI) attached hereto, addressed to the Company and dated as of the Closing Date;

                          (vii)  the Company shall have received from Centrum
the executed Registration Rights Agreement in the form set forth as EXHIBIT 7(B)(VII) attached hereto;

                         (viii)  all actions to be taken by the Buyer in
connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Company.

         8.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

                 (a) SURVIVAL. All of the representations and warranties of the Company and the Principal Shareholders contained in Section 3 and
Section 4 above (other than the representations and warranties contained in Section 3(a), Section 4(h), 4(v) and 4(x) above) shall survive the Closing hereunder (even if the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of four (4) years thereafter. All of the other representations, warranties, and covenants of the Parties contained in this Agreement (including the representations and warranties of the Company and Principal Shareholders contained in Section 3(a) and Sections 4(b), 4(v) and 4(x) above) shall survive the Closing (even if the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect forever thereafter. All of the representations and warranties of the Buyer shall survive the Closing hereunder and continue to be in full force and effect for a period of two (2) years thereafter.

                 (b) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER. In the event the Company or any of the Principal Shareholder breach any of their respective representations, warranties, and covenants contained herein, and provided that the Buyer or any of its Affiliates makes a written claim for indemnification against the Company or Principal Shareholders pursuant to
Section 8(d) below within the applicable survival period, then the Company and Principal Shareholders agree to indemnify the Buyer and its Affiliates and hold them harmless from and against the entirety of any Adverse Consequences the Buyer may suffer, sustain or become subject to through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of the applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

                 (c) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE COMPANY. In the event the Buyer breaches any of its representations, warranties, and covenants contained herein, and provided that the particular representation, warranty, or covenant survives the Closing and that the Company makes a written claim for indemnification against the Buyer pursuant to Section 8(d) below within the applicable survival period, then the Buyer agrees to indemnify the Company and hold it harmless from and against the entirety of any Adverse Consequences that the Company may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach.

                 (d)      PROCEDURE FOR INDEMNIFICATION.

                          (i)     The Party seeking indemnification (the
"Indemnified Party") agrees to give the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any claims with respect to which the Indemnifying Party has agreed to indemnify the Indemnified Party under Section 8(b) and Section 8(c). Upon request, the Indemnified Party shall give the Indemnifying Party access to such information possessed by the Indemnified Party as the Indemnifying Party reasonably requests relating to such claim.

                         (ii)     The Indemnified Party shall initially
undertake the defense of any third party claim (at the expense of the Indemnifying Party) until the Indemnifying Party has acknowledged in writing that the Indemnifying Party is indemnifying the Indemnified Party with respect to such claim, whether or not involving litigation, at which point the Indemnifying Party will be entitled to assume the defense of such claim; provided that the Indemnified Party may at any time, at its election, participate (including through representation by attorneys of its own) in such defense; provided that such participation shall be at the Indemnified Party's own expense unless the named parties to such claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have been advised by counsel that there are one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party, it being understood, however, that in such case the Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys. At the Indemnifying Party's reasonable request, the Indemnified Party will cooperate with the Indemnifying Party in the preparation of such defense if the Indemnifying Party reimburses the Indemnified Party for the reasonable expenses incurred in connection with such request. The Indemnifying Party shall not settle any such claim for consideration other than money without the prior written consent of the Indemnified Party and the Indemnifying Party shall not, without the prior written consent of the

Indemnified Party, settle or compromise any claim or consent to the entry of any judgment that does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim (or, if the claims by the claimant or plaintiff are broader than the Indemnifying Party's indemnification obligation, in respect of such portion of such claim to which the Indemnifying Party has an indemnification obligations under this Section 8.) The Indemnifying Party contesting or defending a third party claim shall afford to the Indemnified Party and its counsel an opportunity to be present (as long as no participant to such conferences objects) in conferences with all persons, including governmental authorities, asserting such claims and conferences with representatives or counsel for such persons at such other party's sole cost and expense.

                        (iii) If the Indemnifying Party does not assume the defense of a third party claim in a timely manner, then the Indemnified Party may do so upon reasonable notice to the Indemnifying Party. Reasonable attorneys' fees and court costs incurred by the Indemnified Party for such defense shall, without duplication be included as Adverse Consequences for which the Indemnifying Party is responsible to the extent otherwise provided in this Agreement.

                         (iv)     Notwithstanding anything contained herein, if
the subject matter of the third party claim relates materially to the ongoing business of the Buyer (as opposed to the mere payment of money damages) and if, were such claim to the adversely decided against the Buyer its ongoing business would be adversely affected (whether or not the amount of such claim was fully satisfied), then the Buyer alone shall be entitled, at the Company's sole cost and expense, to assume the defense of such claim. The Company and the Principal Shareholders may participate in the defense of any such claim at their sole cost and expense but the Buyer shall have full authority to determine all actions to be taken with respect thereto.

                 (e) RIGHTS OF SETOFF AGAINST THE ESCROW. The Buyer shall have the option to recover all or any part of its losses (in lieu of seeking any cash indemnification therefor to which it is entitled under this Section 8) by notifying the Company that the Buyer is making a claim under the terms and conditions of the Stock Pledge and Escrow Agreement.

                 (f) OTHER INDEMNIFICATION PROVISIONS. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory or common Law remedy any Party may have for breach of representation, warranty or covenant. The Company and Buyer shall also be entitled to such equitable remedies for any breach of the Buyer or the Company's and the Principal Shareholders' representations, warranties or covenants as are permitted by applicable statutory or common Law.

         9.  TERMINATION.

                 (a) TERMINATION OF AGREEMENT. Certain of the Parties may terminate this Agreement as provided below.

             (i) the Parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

                         (ii)  the Buyer may terminate this Agreement by giving
written notice to the Company at any time prior to the Closing in the event the Company is in breach, and the Company may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing in the event the Buyer is in breach, of any representation, warranty, or covenant contained in this Agreement in any material respect, with each being given three (3) days written notice and the opportunity to cure within ten (10) days thereof;

                        (iii) the Buyer may terminate this Agreement by giving written notice to the Company if the results of Buyer's continuing business, legal, and accounting due diligence regarding the Company are inconsistent with the representations and warranties set forth in Sections 3 and 4 hereof, or with the contents of the Disclosure Schedule;

                         (iv)  the Buyer may terminate this Agreement by giving
written notice to the Company any time prior to the Closing if the Closing shall not have occurred on or before June 15, 1997 by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); or

                          (v)  the Company may terminate this Agreement by
giving written notice to the Buyer at any time prior to the Closing if the Closing shall not have occurred on or before June 15, 1997 by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from the Company itself breaching any representation, warranty, or covenant contained in this Agreement).

                 (b) EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 9(a) above, all obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

                 (c) OTHER TERMINATION RIGHTS BY THE COMPANY. The Company shall have the right to terminate this Agreement by written notice to Buyer in each of the following circumstances.

                          (i)  the vote of the shareholders of the Company in
respect of the transaction contemplated herein and the requisite approval is not obtained;

                         (ii)  the Closing has not occurred by the date which
is forty-five (45) days following the approval by the shareholders of the Company of the transaction contemplated herein and the failure of such Closing to occur is not due to the breach by the Company or any of the Principal Shareholders of any covenant contained in this Agreement, and provided that such forty-five (45) day period shall be extended to the end of the applicable period contemplated in (iii) and (iv) below where the failure to close has been caused by the circumstances contemplated in such paragraphs;

                     (iii) an injunction has been issued by any court of competent jurisdiction enjoining the transaction contemplated herein or the holding of a meeting of shareholders of the Company to consider the transaction contemplated herein or the taking of any other steps necessary to complete the transaction contemplated herein and such injunction has not been revoked or otherwise resolved to the satisfaction of the Company within sixty (60) days of its issue; or

                      (iv) the Federal Trade Commission or the Antitrust Division of the Department of Justice (or any other similar Governmental Authority having jurisdiction over the transaction contemplated herein or any of the parties hereto) gives notice to the Company or any other party to this Agreement that it requests a delay in the consummation of the transaction contemplated herein or intends to object to the transaction contemplated herein or intends to investigate the transaction contemplated herein and such matters are not satisfactorily resolved within ninety (90) days of such notice.

                 (d) OTHER TERMINATION RIGHTS BY THE BUYER. Buyer shall have the right to terminate this Agreement by written notice to the Company in each of the following circumstances:

                          (i)  the due diligence review conducted by Buyer
shall reveal any matter which, in the opinion of Buyer, is materially adverse or any supplemental disclosures to the Disclosure Schedules shall contain disclosure of any matter which, in the opinion of Buyer, is materially adverse and of which Buyer has not had full and accurate disclosure in the representations and warranties set forth in Section 4 hereof or in the Disclosure Schedule, provided that Buyer shall deliver such notice within ten
(10) days of the completion of its due diligence review or receipt by it of the complete and final schedules, as the case may be;

                         (ii)  if the requisite shareholder approval for the
transaction contemplated herein has not been obtained by May 15, 1997; provided that Buyer exercises such right to terminate within ten (10) business days thereafter;

                        (iii) the Closing has not occurred by the date which is forty-five (45) days following the approval by the shareholders of the Company of the transaction contemplated herein and the failure of such Closing to occur is not due to the breach by Buyer of any covenant contained in this Agreement and provided that such forty-five (45) day period shall be extended to the end of the applicable period contemplated in (iv) and (v) below where the failure to close has been caused by the circumstances contemplated in such paragraphs;

                         (iv)  an injunction has been issued by any court of
competent jurisdiction enjoining the transaction contemplated herein or the holding of a meeting of shareholders of the Company to consider the transaction contemplated herein or the taking of any other steps necessary to complete the transaction contemplated herein and such injunction has not been revoked or otherwise resolved to the satisfaction of the Buyer within sixty (60) days of its issue; or

                          (v)  the Federal Trade Commission or the Antitrust
Division of the Department of Justice (or any other similar Governmental Authority having jurisdiction over the transaction contemplated herein or any of the parties hereto) gives notice to the Company or any other party to this Agreement that it requests a delay in the consummation of the transaction contemplated herein or intends to object to the transaction contemplated herein or intends to investigate the transaction contemplated herein and such matters are not satisfactorily resolved within ninety (90) days of such notice.

         10.  MISCELLANEOUS.

                 (a) PRESS RELEASES AND ANNOUNCEMENTS. No Party shall issue any press release or announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Company; provided, however, that Buyer may make any public disclosure it believes in good faith is required by Law or regulation (in which case the disclosing Party will advise the other Parties prior to making the disclosure).

                 (b) NO THIRD-PARTY BENEFICIARIES. Except as provided for in (d) below as to permitted assignees, this Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors.

                 (c) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.

                 (d) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Company; provided, however, that the Buyer may
(i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain liable and responsible for the performance of all of is obligations hereunder), and (iii) assign or otherwise grant security interests in its rights hereunder to its lender as security for the financing which is enabling the Buyer to purchase the Assets.

                 (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                 (f) HEADINGS. The sections headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                 (g) NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered if delivered personally or by recognized overnight courier service or by facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):


         If to the COMPANY:                                      COPY to:

           Taylor Forge International, Inc.              Michael P. Morgan, Esq.
           5577 Tayfor Drive                             Black, Bobango & Morgan
           Millington, Tennessee 38053                          530 Oak Court Drive, Suite 345
           Attention: Robert L. Leonetti, President      Memphis, Tennessee 38117
           Fax No.: (901) 358-0744                       Fax No.: (901) 683-2553

         If to the BUYER:                                        COPY to:

           Centrum Industries, Inc.                      John W. Hilbert II, Esq.
           6135 Trust Drive, Suite 104A                  Fuller & Henry P.L.L.
           Holland, Ohio 43528                                  One SeaGate, 17th Floor
           Attention: George Wells, President                   P. O. Box 2088
           Fax No.: (419) 868-3490                       Toledo, Ohio 43603
                                                               Fax No.: (419) 247-2665

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

                 (h) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee; provided, however, that if any provision of this Agreement shall be deemed invalid or unenforceable under the laws of the State of Tennessee, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio.

                 (i) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Company. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior to subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                 (j) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

                 (k)      FEES AND EXPENSES.

                          (i)  Except as set forth below in this Section 10(k),
each of the Company and Buyer shall be responsible for the expenses (including fees and expenses of legal advisers, accountants and other professional advisers) incurred by them, respectively, in connection with the negotiation, execution and settlement of this Agreement, and the other agreements, and the completion of the transaction contemplated hereby;

                         (ii)  If this Agreement or the transactions
contemplated hereby are terminated or abandoned because of one of the Breakup Fee Events below, then the Company and the Principal Shareholders shall reimburse Buyer for all reasonable expenses and fees (including, without limitation, fees payable to all banks, and all fees of counsel, accountants, experts and consultants to Buyer and an appropriate allocation of costs for employees whose time was significantly devoted to the negotiation of this transaction and the due diligence review and other internal costs) incurred by them or on their behalf in connection with this Agreement, and the transactions contemplated hereby, including (without limitation) the preparation, evaluations, investigation, negotiation and documentation thereof and any financing therefor (all of the foregoing being referred to collectively as the "Expenses").

                 Nothing contained in this Section 10(k)(ii) shall be deemed to limit any obligation of the Company or the Principal Shareholders under this Agreement, including (without limitation) Section 5(g) {Exclusivity} hereof, or to limit any remedy available to Buyer at law or under this Agreement for the breach thereof.

                 The following shall be deemed not to be Breakup Fee Events:

                                  (a) any termination or abandonment of this
Agreement due to a material breach by Buyer of any of its material obligations under this Agreement; and

   (b) the Company terminates this Agreement pursuant to Section 9(c) hereof.

         The following shall solely be deemed to be Breakup Fee Events:

                                  (a) failure of the Board of Directors to
recommend the transaction contemplated herein to the shareholders of the Company;

                                  (b) failure of the Board of Directors of the
Company to take all necessary steps to request approval of the transaction contemplated herein from the shareholders of the Company, either at a Special Meeting of the Shareholders or by written resolution by May 15, 1997;

                                  (c) any termination or abandonment of this
Agreement due to a breach by the Company of any of its obligations in Section 5(c), (e), (f), (g) and (j) hereof; or

                                  (d) any termination or abandonment of this
Agreement due to a breach by the Principal Shareholders of any of their obligations in Article 5 of this Agreement.

                        (iii) The Buyer shall be responsible for all costs of preparing and filing any premerger notification documents with the United States government, including legal fees, consultants and the like.

                         (iv)  The Company shall be responsible for any
conveyance fees, tax stamps, transfer taxes or other governmental charges with respect to the sale of the Real Property.

                 (l) CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

                 (m) INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                 (n) SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10(o) below), in addition to any other remedy to which they may be entitled, at Law or in equity.

                 (o) SUBMISSION TO JURISDICTION. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Toledo, Ohio, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceedings so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner providing for the giving of notices in Section 10(g) above. Nothing in this Section 10(o), however, shall affect the right of any Party to serve legal process in any other manner permitted by Law. Each of the Parties agrees that a final judgment in any action of proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

                 (p) CURRENCY. Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in United States currency.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.


CENTRUM INDUSTRIES, INC.                   CENTRUM ACQUISITION CORPORATION


By /s/    George H. Wells
By /s/    George H. Wells
  GEORGE H. WELLS, President and                    GEORGE H. WELLS, President
         Chief Executive Officer



TAYLOR FORGE INTERNATIONAL, INC.



By /s/  Robert L. Leonetti
  ROBERT L. LEONETTI, President





         The undersigned Principal Shareholders join in this Agreement for purposes of making the representations and warranties set forth in Articles 3 and 4 hereof, agreeing to and confirming the covenants set forth in Article 5, and agrees to execute as applicable to them at Closing the documents attached hereto as EXHIBITS 7(A)(V)(E) and 7(A)(V)(F).


  /s/  Robert L. Leonetti
                               ROBERT L. LEONETTI

  /s/  Harry M. Centella
                                                   HARRY M. CENTELLA

 /s/  Edward B. Hirschberg
                                                   EDWARD B. HIRSCHBERG



                                                   TFI, INC.



By /s/  Robert L. Leonetti
                                                   ROBERT L. LEONETTI, President


         The undersigned Alpine Power Systems, Inc. joins in this Agreement for purposes of agreeing to and confirming the covenant set forth in Article 6(r) with respect to the Adjoining Property.

                                                   ALPINE POWER SYSTEMS, INC.



By  /s/  Robert L. Leonetti
                                                   ROBERT L. LEONETTI


By  /s/  Harry M. Centella
                                                   HARRY M. CENTELLA

                                  EXHIBIT D


         This schedule represents an estimated preliminary purchase price allocation for tax purposes based upon the forecast provided by Taylor Forge for May 31, 1997. The Residual Allocation Method as defined in Internal Revenue Code Section 1060 will beutilized to determine purchase price allocation for tax purposes as of the acquisition date.

                                  (in 000's)


      ASSETS                                       TAX PURCHASE PRICE ALLOCATION

   Accounts Receivable                                         $ 1,474
   Inventory                                                     1,693
   Prepaid Expenses                                                144
   Real Estate                                                   1,134
   Equipment                                                     4,833
                                                               -------
   Total Assets                                         $ 9,278